Exhibit 10.3

SUNRISE FACILITIES

LEASE AGREEMENT

LEASE AGREEMENT (“Lease Agreement”) entered into effective as of June 18, 2012, by and between EQUITRANS, L.P., a Pennsylvania limited partnership (“Equitrans”), and SUNRISE PIPELINE, L.L.C., a Delaware limited liability company (“Sunrise”).  Equitrans and Sunrise may be referred to herein individually as “Party” or collectively as “Parties.”  Certain capitalized terms used are defined in Article I hereof.

RECITALS

WHEREAS, Equitrans and Sunrise have entered into an Assignment Agreement (“Assignment Agreement”) effective as of the same date as set forth in the first paragraph of this Lease Agreement providing for the transfer of certain natural gas pipeline, compression, and related facilities located or to be located in Greene County, Pennsylvania and Wetzel County, West Virginia (collectively, and as further defined in Article I, below, “Sunrise Facilities”);

WHEREAS, Sunrise desires to lease the Sunrise Facilities to Equitrans, and Equitrans desires to lease from Sunrise and operate the Sunrise Facilities on the terms and subject to the conditions set forth in this Lease Agreement, commencing upon the Lease Commencement Date (as further defined in Article I, below) and terminating as set forth herein;

WHEREAS, Equitrans and Sunrise agree that Equitrans will operate the Sunrise Facilities as an integral part of Equitrans’ natural gas transmission system and will provide natural gas transportation service to existing and potential future shippers on the Sunrise Facilities consistent with the rates, terms, and conditions of Equitrans’ existing FERC Gas Tariff (as further defined in Article I, below, “Tariff”);

WHEREAS, the Parties agree that Equitrans or its Designee (as further defined in Article I, below) shall perform all necessary construction, operation, and maintenance services for the Sunrise Facilities and Sunrise has agreed to reimburse Equitrans or its Designee for its costs incurred in connection therewith during the team of the Lease Agreement and the attached Construction Management Agreement (as further defined in Article I, below); and

WHEREAS, Equitrans has commenced construction of the Sunrise Expansion and, upon the consummation of the transactions contemplated hereby, Equitrans or its Designee will continue to construct the Sunrise Facilities on behalf and for the benefit of Sunrise pursuant to the Construction Management Agreement.

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the receipt and sufficiency of which is hereby acknowledged, the Parties undertake and agree as follows:

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ARTICLE I

DEFINITIONS

1.1.                            Definitions.  The following capitalized terms, whenever used in this Lease Agreement, have the meanings given below

(a)                                 “Additional Facilities” has the meaning assigned to such term in Section 3.3(a)(i), below.

(b)                                 “Assignment Agreement” means the agreement entered into by and between Equitrans, Sunrise, EQT Corporation, ET Blue Grass, LLC, and EQT Investments Holdings, LLC as of the Effective Date set forth in the first paragraph of this Lease Agreement and to which this Lease Agreement is attached as an exhibit.

(c)                                  “Base Contract” means any of the long-term, negotiated rate service agreements for firm transportation service under Equitrans’ Rate Schedule FTS entered into between Equitrans and nine (9) customers pursuant to precedent agreements executed following an open season conducted by Equitrans for capacity on the Sunrise Facilities prior to the issuance of the Sunrise Certificate.

(d)                                 “Base Contract Capacity” means 199,410 Dth of firm capacity on the Sunrise Facilities that has been sold under the Base Contracts, which 199,410 Dth of firm capacity includes 118,000 Dth of firm capacity under the EQT Contract as set forth in Section 1.1(d)(ii), below.  Notwithstanding the foregoing:

(i)

to the extent that any portion of the 199,410 Dth of capacity under the Base Contracts (including, for the EQT Contract, the first 118,000 Dth of firm capacity under that contract) is turned back to Equitrans or surrendered to Equitrans due to the termination or expiration of any Base Contract, any such turned-back or surrendered capacity shall cease to be Base Contract Capacity and instead shall be considered Incremental Capacity for the purposes of this Lease Agreement; and

(ii)

118,000 Dth of capacity under the EQT Contract, which the Parties agree represents the proportion of the firm capacity sold under the EQT Contract for service on the Sunrise Facilities for the purposes of this Lease Agreement, shall be considered Base Contract Capacity, except as provided in Section 1.1(d)(i) of this Lease Agreement; and

(iii)

to the extent that the EQT Contract provides for firm transportation capacity in excess of 118,000 Dth, such excess capacity shall be considered as pertaining to service on the Equitrans Mainline System, disregarded for the purposes of this Lease Agreement, and treated as neither Base Contract Capacity nor Incremental Capacity.

(e)                                  “Base Rental Payment” has the meaning assigned to such term in Section 2.3(b)(i), below.

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(f)                                   “C-Payment Alternative” has the meaning assigned to such term in Section 2.3(a), below.

(g)                                  “Casualty Event” has the meaning assigned to such term in Section 4.4, below.

(h)                                 “Construction Management Agreement” means the agreement entered into between Equitrans and Sunrise as of the Effective Date set forth in the first paragraph of this Lease Agreement and included in this Lease Agreement as Attachment B.

(i)                                     “Dekatherm” or “Dth” means the quantity of heat energy which is equivalent to 1,000,000 British thermal units.  One Dekatherm of capacity shall mean the capacity to transport a volume of natural gas which contains one Dekatherm of energy.

(j)                                    “Deferred Income Taxes”  means Equitrans federal and state income tax rates as reflected in Equitrans currently effective NGA-jurisdictional rates for service on the Sunrise Facilities multiplied by the difference between the book and tax accounting procedures for the recognition of income and expenses associated with the Sunrise Facilities.

(k)                                 “Depreciation Expense” has the meaning assigned to such term in the Section 2.3(c)(i)(A), below.

(l)                                     “Depreciation Rate” means Equitrans’ transmission function depreciation rate as reflected in the computation of Equitrans’ jurisdictional rates for service on the Sunrise Facilities as those rates are approved by the FERC from time to time.  The initial Depreciation Rate as approved in the Sunrise Certificate is two and one-half percent (2.5%).

(m)                             “Depreciation Reserve Balance” means the total accumulated balance of depreciation associated with the Sunrise Facilities based on Equitrans’ approved Depreciation Rate as reflected in Equitrans jurisdictional rates for service on the Sunrise Facilities.

(n)                                 “Designee” means the person or entity to which Equitrans has delegated or assigned to enforce its rights and obligations pursuant to Section 8.2(a)(i), below.

(o)                                 “Equitrans” has the meaning assigned to such term in the first paragraph of this Lease Agreement.

(p)                                 “Equitrans Mainline System” means all facilities owned, leased, constructed or proposed to be constructed by Equitrans, and subject to the FERC’s jurisdiction, but does not include the Sunrise Facilities.

(q)                                 “Equitrans Systemwide A&G Expenses” means the actual monthly costs for administrative and general expenses allocated to all facilities that are owned or operated by Equitrans and subject to regulation by the FERC under the NGA,

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including the Equitrans Mainline System and the Sunrise Facilities, calculated for the preceding month.

(r)                                    “Equitrans Systemwide O&M Expenses” means the actual monthly normal and routine costs of operating and maintaining all facilities that are owned or operated by Equitrans and subject to regulation by the FERC under the NGA, including the Equitrans Mainline System and the Sunrise Facilities, calculated for the preceding month.

(s)                                   “EQT Contract” means the Base Contract entered into between Equitrans and EQT Energy LLC (Equitrans Contract No. 516), as that agreement may be amended from time to time.

(t)                                    “Excluded Facilities” has the meaning assigned to such term in the Section 3.3(e), below.

(u)                                 “FERC” means the Federal Energy Regulatory Commission or any other successor agency having jurisdiction over the transportation of natural gas in interstate commerce, the sale in interstate commerce of natural gas for resale, and to persons engaged in such transportation or sale pursuant to the NGA.

(v)                                 “Gross Plant Balance” means the book value of the Sunrise Facilities prior to deducting the accumulated depreciation of the Sunrise Facilities.

(w)                               “Incremental Capacity” means the total amount of firm transportation capacity (measured in Dth) certificated under the NGA for service on the Sunrise Facilities (including any additional capacity that may become available from time to time due to the construction of Additional Facilities authorized by the FERC to included in the terms of this Lease Agreement pursuant to Section 3.3(a)), but does not include either the Base Contract Capacity, capacity on the Equitrans Mainline System, or any capacity set forth in Section 1.1(d)(iii) of this Lease Agreement.

(x)                                 “Incremental Capacity Contract Quantity” means the portion of the Maximum Daily Quantity (as that term is defined in Equitrans’ Tariff) of any transportation service agreement executed from time to time for firm service under Rate Schedule FTS of Equitrans’ Tariff, which utilizes Incremental Capacity and primary receipt or delivery points on the Sunrise Facilities.

(y)                                 “Incremental Capacity Revenue” means the gross monthly revenue collected by Equitrans from all reservation charges applicable to Incremental Capacity Contract Quantities, whether or not such reservation charges are based upon Equitrans’ maximum rate, a discounted rate, a negotiated rate, or some other rate approved by the FERC applicable to firm service on the Sunrise Facilities under Equitrans’ Rate Schedule FTS.

(z)                                  “Initial Construction Costs” has the meaning assigned to such term in Section 3.1(d), below.

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(aa)                          “In-Service Date” means the date upon which: (i) construction of the Sunrise Facilities authorized in the Sunrise Certificate shall be substantially complete and all piping, equipment and components thereof are mechanically complete, have been fully hydrotested and are available for operation and service in accordance; and (ii) Equitrans shall have received all approvals necessary from the FERC or any other agency to place the Sunrise Facilities into service.

(bb)                          “Land Interests” has the meaning assigned to such term in Section 2.7(a), below.

(cc)                            “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court applicable to a Party.

(dd)                          “Lease Agreement” has the meaning assigned to such term in the first paragraph of this Lease Agreement.

(ee)                            “Lease Commencement Date” means the “Closing Date” as that term is defined in the Assignment Agreement.

(ff)                              “Lease Payment” has the meaning assigned to such term in Section 2.3(a), below.

(gg)                            “Lease Termination Date” has the meaning assigned to such term in Section 5.1, below.

(hh)                          “NGA” means the Natural Gas Act, 15 U.S.C. §§ 717 et seq. or any successor statute.

(ii)                                  “Operational Deductions” has the meaning assigned to such term in Section 2.3(b)(ii)(A), below.

(jj)                                “Other Deductions” has the meaning assigned to such term in Section 2.3(b)(ii)(C), below.

(kk)                          “Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Lease Agreement.

(ll)                                  “Pre-Tax Return on Rate Base”  has the meaning assigned to such term in Section 2.3(c)(i)(B), below.

(mm)                  “Pre-Tax Return Percentage” means the total pre-tax return reflected in Equitrans’ currently effective rates for service on the Sunrise Facilities, as may be modified by order of the FERC from time to time.  The initial Pre-Tax Return Percentage as approved in the Sunrise Certificate is fifteen percent (15%).

(nn)                          “R-Payment Alternative” has the meaning assigned to such term in Section 2.3(a), below.

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(oo)                          “Sunrise” has the meaning assigned to such term in the first paragraph of this Lease Agreement.

(pp)                          “Sunrise A&G Expenses” means the product of the Equitrans Systemwide A&G Expenses and the Sunrise A&G Ratio.

(qq)                          “Sunrise A&G Ratio” means, for each month, the Sunrise O&M Expenses divided by the Equitrans Systemwide O&M Expenses.

(rr)                                “Sunrise Certificate” means the certificate of public convenience and necessity for the construction, modification, ownership, and operation of the Sunrise Facilities issued pursuant to the NGA by the FERC in Docket No. CP11-68-000, as well as the FERC order issuing such certificate.

(ss)                              “Sunrise Facilities” means all facilities, pipelines, machinery, measurement equipment and other equipment, accessions and improvements in respect of the foregoing, defined as “Transferred Assets” in the Assignment Agreement, together with all additions thereto and substitutions therefor and any Additional Facilities as defined in Section 3.3(a), below.  The Sunrise Facilities do not include any Excluded Facilities or the pipeline segment known as the H-111 pipeline, as that facility is described in the Sunrise Certificate, or any additions or modifications to that facility.

(tt)                                “Sunrise Facilities Rate Base” means the current figure yielded by subtracting (i) the Depreciation Reserve Balance and (ii) Deferred Income Taxes from the Gross Plant Balance

(uu)                          “Sunrise O&M Expenses” means the actual monthly normal and routine costs of operating and maintaining the Sunrise Facilities, calculated for the preceding month.

(vv)                          “Sunrise Volumetric Revenue” means the gross monthly revenue derived from the volumetric charges from service under Equitrans’ Rate Schedules FTS and ITS, which service terminates at the facilities known as the Jefferson Compressor station in Greene County, Pennsylvania and/or the Pickenpaw interconnection with Columbia Gas Transmission LLC in Wetzel County, West Virginia.

(ww)                      “Tariff” means the schedules showing all rates and charges for any transportation or sale of natural gas subject to the FERC’s jurisdiction, and the classifications, practices, rules, and regulations affecting such rates, charges, and services, together with all contracts related thereto, as such may be filed or amended from time to time by Equitrans pursuant to the NGA and the FERC’s regulations.

(xx)                          “Term” has the meaning assigned to such term in Section 2.2 of this Lease Agreement.

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ARTICLE II
LEASE; GENERAL TERMS AND CONDITIONS

2.1.                            Lease.

(a)                                 Through out the Term of this Lease Agreement, Sunrise agrees to lease to Equitrans and Equitrans agrees to lease from Sunrise the Sunrise Facilities, subject to the terms and conditions of this Lease Agreement.

(b)                                 All necessary corporate consents will have been obtained to support the execution of this Lease Agreement prior to commencement of the Term of this Lease Agreement.

2.2.                            Term.  The Term of this Lease Agreement is defined as a period of time commencing upon the Lease Commencement Date and expiring upon the Lease Termination Date, as established pursuant to Article V of this Lease Agreement.

2.3.                            Lease Payment.

(a)                                 Equitrans will pay Sunrise monthly rent for the Sunrise Facilities (“Lease Payment”).  The Lease Payment will be calculated using two distinct, alternative Lease Payment options.  The formula for each Lease Payment options is set forth in Attachment A to this Lease Agreement, which attachment is incorporated herein and made a part hereof for all purposes.  The Lease Payment options include a revenue-based payment alternative (“R Payment Alternative”), as described in Section 2.3(b), and a cost-of-service-based payment alternative (“C Payment Alternative”), as described in Section 2.3(c).  The Lease Payment due each month shall be the lesser of the R-Payment Alternative or the C-Payment Alternative.

(b)                                 R-Payment Alternative

(i)                                     The R-Payment Alternative shall be calculated as follows:

(A)                               an amount equal to one million, eight hundred thirty-four thousand, six hundred sixty-five dollars ($1,834,665), which may be adjusted from time to time pursuant to Section 2.3(b)(iii) (“Base Rental Payment”);

(B)                               the Incremental Capacity Revenue calculated for the month; and

(C)                               the Sunrise Volumetric Revenue.

(ii)                                  The R-Payment Alternative shall be reduced each month by the following deductions:

(A)                               a deduction equal to the Sunrise O&M Expenses plus the Sunrise A&G Expenses (collectively, the “Operational Deductions”).

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(B)                               a deduction for the payment of taxes, fees, charges, and assessments, exclusive of federal and state taxes based on Sunrise’s net income, as provided in Section 2.3(g), below (“Deduction for Other Taxes”);

(C)                               a deduction for maintenance expenditures in connection with emergency situations or repairs as contemplated in Section 4.4, below, and for the operating expenses incurred in constructing, repairing, maintaining, and placing into service Additional Facilities associated with the Sunrise Facilities under the provisions of Section 3.2, below (“Other Deductions”).

(iii)                               To the extent that any Base Contract Capacity is turned back to Equitrans or surrendered to Equitrans due to the termination or expiration of any Base Contract, the Base Rental Payment shall be reduced by an amount equal to the volume of any such capacity turned back or surrendered to Equitrans (measured in Dth) multiplied by $9.20.  In no event shall the Base Rental Payment be reduced below zero dollars ($0) pursuant to this paragraph.

(iv)                              The deductions specified in Section 2.3(b)(ii), above, shall not include any amount for the depreciation of the Sunrise Facilities, capital costs to construct the Sunrise Facilities (which shall be assigned or reimbursed pursuant to Article III of this Lease Agreement and the provisions of the Construction Management Agreement), interest expenses incurred to finance the capital costs of the Sunrise Facilities, or to pay federal and state taxes based on Sunrise’s net income.  Sunrise shall be solely liable for the payment of capital costs to construct the Sunrise Facilities, interest expenses incurred to finance the capital costs of the Sunrise Facilities, and federal and state taxes based on Sunrise’s net income derived from the Sunrise Facilities, including its net income received from Lease Payments.

(v)                                 To the extent reasonably practicable, the expenses underlying the deductions specified in Section 2.3(b)(ii) shall be calculated and stated based upon actual expenses incurred in the preceding month.  Any expenses that cannot reasonably be calculated and stated based upon such actual expenditures, may be allocated or estimated based upon projected annual expenses prorated over the number of months remaining in the current year.  At any time mutually agreed upon by the Parties or at the time the thirteenth Lease Payment is due under this Lease Agreement and annually, thereafter, any expenses that have been allocated or estimated pursuant to this paragraph shall be subject to an adjustment on to reflect any changes in projected expenses and to correct any variance between the expenses estimated and the actual amount of the applicable expenses incurred in the previous year.

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(vi)                              In the event that the expenditures included in the deductions as set forth in Section 2.3(b)(ii) exceed the amount of the Lease Payment payable in any given month, Equitrans or its Designee may directly bill Sunrise for any such amounts in excess of the monthly Lease Payment.

(c)                                  C-Payment Alternative

(i)                                     The C-Payment Alternative shall be calculated as follows:

(A)                               A payment reflecting the product of the Gross Plant Balance and the Depreciation Rate (“Depreciation Expense”);

(B)                               A payment yielded by the product of the Sunrise Facilities Rate Base and the Pre-Tax Return Percentage (“Pre-Tax Return on Rate Base”).

(ii)                                  The components of the C-Payment Alternative set forth in Section 2.3(c)(i) will vary annually and shall be updated at the time the thirteenth Lease Payment is due under this Lease Agreement and annually, thereafter, to reflect actual costs.  Equitrans may make interim adjustments to the components of the C-Payment Alternative in the event that the FERC issues the authorizations necessary to include Additional Facilities in the Lease Agreement pursuant to Section 3.3(a), below.

(d)                                 All figures from which the calculations in Section 2.3(b) and (c) are derived shall be based upon the Equitrans’ books and accounts or the books and accounts maintained for the Sunrise Facilities by Equitrans on behalf of Sunrise pursuant to Section 4.3(b) of this Lease Agreement.

(e)                                  Equitrans will provide Sunrise with the monthly Lease Payments by the twenty-fifth (25th) day of each month in an amount equal to the required Lease Payment calculated pursuant to Section 2.3 of this Lease Agreement.  Equitrans’ liability for Lease Payments shall begin to accrue on the In-Service Date and shall be paid in arrears for each month The first Lease Payment shall be due on the twenty-fifth (25th) day of the first full month following the In-Service Date.  The final Lease Payment shall accrue from the first day of the month containing the Lease Termination Date until the Lease Termination Date and shall be payable on the twenty-fifth (25) day of the first full month following the Lease Termination Date.  Lease Payments, including deductions applied thereto, shall be prorated for partial months (i.e., months containing days before the In-Service Date or after the Lease Termination Date) based upon the number of days of such partial months that fall after the In-Service Date and before the Lease Termination Date.

(f)                                   Equitrans shall maintain for the Term of this Lease Agreement, and upon request, shall make available to Sunrise, any statements, invoices, work orders, or other information and analysis necessary to support Equitrans’ calculation of the Lease Payments due under this Lease Agreement.

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(g)                                  As between the Parties, Equitrans will be responsible for the payment of the actual amount of taxes incurred which are incident to the operation of the Sunrise Facilities, including but not limited to ad valorem, gross revenue or gross receipts taxes, sales and use taxes, state unemployment insurance, franchise taxes, federal excise taxes, social security taxes, and all other taxes assessed by federal, state, county, municipal, or other local governmental authorities (exclusive of federal and state taxes based on Sunrise’s net income).  Equitrans shall pay any fees, charges, and assessments whatsoever, however designated, whether based on the rent or levied, assessed, or imposed upon the Sunrise Facilities or upon or in respect of the manufacture, purchase, delivery, ownership, leasing, use, return or other disposition of the Sunrise Facilities now or hereafter levied, assessed or imposed under the authority of a federal, state, or local taxing jurisdiction with respect to the Term of this Lease Agreement, regardless of when and by whom payable.  In cooperation with Equitrans, Sunrise may estimate personal property taxes applicable to the Sunrise Facilities for any tax year to be prorated over the number of months in the tax year, which prorated amount shall be paid by Equitrans.  Any variance between the amount so estimated and the actual amount of the applicable taxes will be trued-up between the Parties within thirty (30) days after the actual tax liability is determined.  Returns required in connection with the obligations which Equitrans has assumed under this paragraph will be prepared and filed by Sunrise or by Equitrans as required under applicable Law.  Equitrans shall be entitled to a deduction to the Lease Payment due each month as provided in Section 2.3(b)(ii)(B), above.

(h)                                 If in any proceeding filed by Equitrans or brought by the FERC or another party under the NGA, the FERC permits or orders the costs for Equitrans’ provision of firm transportation service on the Sunrise Facilities to be rolled into the cost of service for the Equitrans Mainline System, Equitrans shall propose as part of any such proceeding, a method for assigning costs and revenues associated with Equitrans’ provision of service on the Sunrise Facilities.  Equitrans, in consultation with Sunrise, may also propose an alternative method for calculating the Lease Payment.  Following any order issued by the FERC approving rolled-in rate treatment for the Sunrise Facilities, and approving a methodology for assigning costs and revenues for service provided by Equitrans on the Sunrise Facilities, the Lease Payment shall be adjusted according to the terms of such order.

(i)                                     The Lease Payment shall be re-determined and revised whenever the incremental recourse rate, and the underlying components thereto, applicable to firm or interruptible transportation on the Sunrise Facilities are revised by FERC order. The effective date of the change in Lease Payment shall be the effective date the revised incremental recourse rates arc placed into effect.  Any such adjustments will be reflected in the Lease Payment payable during the month following the effective date of such new rate.

2.4.                            Obligation to Market and Sell Incremental Capacity.  Equitrans shall make available and sell any Incremental Capacity that may be available or that may become available during

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the Term of this Lease Agreement pursuant to the terms of its Tariff.  In addition, Equitrans shall undertake commercially reasonable efforts to market any Incremental Capacity and shall engage in such marketing free of change to Sunrise.  Although the precise amount of Incremental Capacity will not be determined until the In-Service Date, for the period of time between the Lease Commencement Date and the In-Service Date, Equitrans shall undertake commercially reasonable efforts to market up to 114,150 Dth of capacity on the Sunrise Facilities, which the Parties agree is a good faith estimate of the Incremental Capacity that will be available immediately following the In-Service Date.

2.5.                            Other Obligations.  This Lease Agreement is terminable only as provided under Article V herein.  The respective obligations of the Parties will not be affected by reason of any defect in or damage to or loss or destruction of any or all items of equipment comprising the Sunrise Facilities from whatever cause, the interference with such use by any government, person, or corporation, the invalidity or unenforceability or lack of due authorization or other infirmity of this Lease Agreement, any lack of right, power or authority of either Party to enter into this Lease Agreement, or any other cause whether similar or dissimilar to the foregoing.

2.6.                            Ownership; Personal Property.  The Sunrise Facilities are, and at all times will remain, the sole and exclusive property of Sunrise as a passive owner during the Term of this Lease Agreement.  Equitrans will have the exclusive right to use and operate the Sunrise Facilities as set forth in this Lease Agreement.  The Sunrise Facilities (exclusive of Land Interests) are, and at all times will remain, personal property notwithstanding that the Sunrise Facilities (exclusive of Land Interests) or any portion or component thereof may now be, or hereafter become, in any manner affixed or attached to, or embedded in or permanently resting upon real property or any improvement thereon.

2.7.                            Land Interests.

(a)                                 All rights-of-way and other rights and interests in and to real property necessary to construct, own, and operate the Sunrise Facilities as provided under this Lease Agreement  (“Land Interests”) shall be: (i) acquired or otherwise obtained by Equitrans from landowners or other third parties in the name of Equitrans in the form of perpetual and fully assignable interests; and (ii) thereafter, immediately assigned to Sunrise, consistent with the terms of the Assignment Agreement, with a limited reservation of rights to Equitrans necessary for Equitrans to perform any construction, operation, and maintenance in accordance with the terms of this Lease Agreement and the Construction Management Agreement.

(b)                                 Contemporaneously with the assignment of the Land Interests as provided in Section 2.7(a), above, Equitrans shall furnish Sunrise with all applicable deeds, bills of sale and/or other conveyance instruments necessary to properly evidence the conveyance of the Land Interests to, and the recordation of title in the name of, Sunrise; provided, however, that if Equitrans, despite the exercise of commercially reasonable efforts, is unable to acquire or otherwise obtain a perpetual and fully assignable Land Interest in a particular situation, Equitrans shall cooperate with Sunrise to effectuate another form of acquisition or transfer

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of such Land Interest that is: (i) intended to result in Sunrise having sole ownership of such interest as soon as is reasonably practicable; and (ii) designed to provide Sunrise with assurance, to the greatest extent possible, that its right to acquire such Land Interest shall not be adversely affected during the period prior to such conveyance to Sunrise, including, if reasonably requested by Sunrise, the grant by Equitrans of a leasehold or security interest in such Land Interest in favor of Sunrise.

(c)                                  Upon the occurrence of the Lease Termination Date, as set forth in Article V of this Lease Agreement and the transfer of the Sunrise Facilities as provided in Section 5.4, Sunrise shall immediately assign all Land Interests to Equitrans, and Sunrise shall furnish Equitrans with all applicable deeds, bills of sale and/or other conveyance instruments necessary to properly evidence the conveyance of the Land Interests to, and the recordation of title in the name of, Equitrans; provided, however, that if Sunrise, despite the exercise of commercially reasonable efforts, is unable to fully assign Land Interest to Equitrans in a particular situation, Sunrise shall cooperate with Equitrans to effectuate another form of acquisition or transfer of such Land Interest that is: (i) intended to result in Equitrans having sole ownership of such interest as soon as is reasonably practicable; and (ii) designed to provide Equitrans with assurance, to the greatest extent possible, that its right to acquire such Land Interest shall not be adversely affected during the period prior to such conveyance to Equitrans, including, if reasonably requested by Equitrans, the grant by Sunrise of a leasehold or security interest in such Land Interest in favor of Equitrans.

(d)                                 The Parties shall cooperate in good faith to effectuate an alternative plan for the acquisition of Land Interests if the foregoing means prove to be materially problematic, consistent with the objective of preserving the right and ability of the Parties to perform the activities set forth in this Lease Agreement to the maximum extent possible.

(e)                                  Whenever possible, appropriate and in accordance with the Sunrise Certificate and any other applicable Laws, Land Interests shall extend for the perpetual life of the Sunrise Facilities, without regard to the effectiveness or termination of this Lease Agreement.  To the extent that Equitrans is required to obtain Land Interests by judicial decree, the Parties shall cooperate in good faith to provide reasonable assistance in connection with any eminent domain or other administrative or judicial proceedings under any applicable Law to permit the Parties to obtain ownership and access to the Land Interests in a manner consistent with this Section 2.7.

(f)                                   The Parties agree to promptly take the necessary action and make the necessary applications and filings, as applicable, to obtain and dispose of all necessary Land Interests as set forth in this Section 2.7.  The Parties shall use reasonable efforts to diligently acquire or prosecute any necessary actions, applications, or filings to final disposition..

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ARTICLE III
CONSTRUCTION OF THE SUNRISE FACILITIES; ADDITIONS AND MODIFICATIONS

3.1.                            Initial Construction and Completion of the Sunrise Facilities

(a)                                 Equitrans or its Designee shall design, construct, install, inspect, and test the Sunrise Facilities in accordance with: (i) the terms of the Construction Management Agreement included in this Lease Agreement as Attachment B and incorporated herein by reference; (ii) the specifications listed in Exhibit A to the Assignment Agreement; (iii) where applicable, any other standards agreed upon by the Parties in this Lease Agreement; (iv) the terms and conditions of Equitrans’ Tariff; (v) any conditions or requirements specified in the Sunrise Certificate; and (vi) any other requirement imposed upon Equitrans for the construction of the Sunrise Facilities by the FERC or any other agency or authority pursuant to any applicable Law.  Equitrans or its Designee shall provide all services, supplies, equipment, materials and supervision relating to the work necessary for or incidental to completion of the Sunrise Facilities.

(b)                                 Title to the Sunrise Facilities and any part of the work product associated with the Sunrise Facilities, whether completed or not, shall transfer to and vest immediately in Sunrise as provided more fully in the Assignment Agreement and the Construction Management Agreement, and Sunrise will be responsible for payment therefor, upon the later of the execution of the Assignment Agreement or the commencement of construction of such facilities, provided that all such work product shall remain in the care, custody and control of Equitrans or its Designee.  Risk of loss to work in progress shall be borne by Equitrans until substantial completion of the Sunrise Facilities, provided that Equitrans does not by this allocation of risk of loss waive its rights under the cost reimbursement provisions set forth in Section 3.1(d)—(f) below.

(c)                                  All changes to the approved scope of the Sunrise Facilities as defined in Exhibit A to the Assignment Agreement, which are not specifically required by the FERC or another permitting agency, shall be approved by the Parties in writing and pursuant to the Construction Management Agreement.  Sunrise will exercise its best efforts to respond to proposals submitted by Equitrans to alter the scope of the Sunrise Facilities within three (3) business days.  Equitrans shall be responsible for obtaining all approvals from the FERC or any other permitting agency under applicable Law necessary to change the scope of the Sunrise Facilities as set forth in this paragraph.

(d)                                 Sunrise shall exclusively bear the costs for the design, construction, installation, inspection, and testing of the Sunrise Facilities, as those facilities are described in Exhibit A to the Assignment Agreement, including approved changes to the Sunrise Facilities pursuant to Section 3.1(c) of this Lease Agreement and any changes specifically required by the FERC or another permitting agency, based on actual costs (“Initial Construction Costs”).  Initial Construction Costs shall

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include any capital or operating and maintenance costs incurred in completing any work necessary to place the Sunrise Facilities into service and to meet the requirements of the Sunrise Certificate and any orders issued by the FERC relating to the Sunrise Certificate, as well as any requirements imposed under any applicable Laws or landowner requirements outlined in the easements or other agreements related to the Sunrise Facilities, including but not limited to maintenance, restoration, reporting, monitoring, or the implementation of mitigation measures for the Sunrise Facilities.  The estimated capital cost for the initial construction of the Sunrise Facilities is set forth in Exhibit K to Equitrans’ application filed in FERC Docket No. CP11-68-000 (exclusive of costs for the H-111 pipeline) and incorporated by reference as part of this Lease Agreement.

(e)                                  Wherever possible, Initial Construction Costs will be directly assigned to Sunrise, which will be responsible for direct payment to any vendors, contractors, or subcontractors.  To the extent that Initial Construction Costs cannot be directly assigned to Sunrise, Equitrans or its Designee may incur such costs and Sunrise shall fully reimburse Equitrans or its Designee for any expenses so incurred, as set forth more fully in the Construction Management Agreement included in this Lease Agreement as Attachment B.

(f)                                   Sunrise shall pay all Initial Construction Costs in full within sixty (60) days of the In-Service Date, whether such costs are payable to Equitrans or its Designee or directly to a vendor, contractor, or subcontractor.

3.2.                            Permitted Additions and Modifications Associated with the Sunrise Facilities.

(a)                                 Equitrans or its Designee may modify or expand the Sunrise Facilities during the Term to accommodate the requests of third parties to utilize service on the Sunrise Facilities pursuant to Equitrans’ Tariff, whether or not Equitrans is compelled by the FERC to construct such facilities.  Unless precluded by applicable Law or confidentiality agreement from doing so, Equitrans will notify Sunrise promptly upon receipt of any request for such service or expression of interest therein from any third party, in the event that Equitrans elects to modify or expand the Sunrise Facilities to accommodate any such request, the Parties shall meet to discuss the implementation of that right.  Except as required under its Tariff or as directed by the FERC, Equitrans shall not be obligated to pursue any modification or expansion that will increase in any way Equitrans’ costs of operation of the Sunrise Facilities, including on account of operation, maintenance, or any other cost whatsoever during the Term of this Lease Agreement.

(b)                                 Equitrans or its Designee may construct, modify, or replace any facilities in connection with any planned or unplanned non-routine maintenance activity not covered by Section 4.4 of this Lease Agreement, which Equitrans may deem necessary or which may be ordered by the FERC or otherwise required under any applicable Laws.

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(c)                                  Equitrans or its Designee may undertake any alterations, additions, modifications, expansions, or improvements to the Sunrise Facilities or any portion thereof which improve or do not detract from the economic value or functional utility thereof.  In the event that Equitrans elects to exercise its right under this paragraph, the Parties shall meet to discuss the implementation of that right.

(d)                                 Unless directed by the FERC, neither Equitrans nor any Designee will undertake any alterations, additions, modifications, expansions, or improvements to the Sunrise Facilities or any portion thereof which detract from the economic value or functional utility thereof, without the express written consent of Sunrise; provided however, that neither Equitrans nor its Designee will be required to obtain written consent from Sunrise to undertake emergency repairs, construction, modifications, or other activities conducted pursuant to Section 4.4 of this Lease Agreement.

3.3.                            Ownership and Characterization of Additional Facilities under the Lease Agreement; Payment of Costs to Construct Additional Facilities; Excluded Facilities.

(a)                                 Unless otherwise specified in Section 3.3(e), below, Equitrans shall obtain any necessary authorizations, including authorization from the FERC under the NGA:

(i)                                     to permit Sunrise to acquire a passive ownership interest in any equipment or facilities — including but not limited to new meter stations, interconnect facilities, piping, compression, and other expansion facilities — that may be constructed or modified from time to time in connection with service on the Sunrise Facilities pursuant to Sections 3.2 or 4.4 (“Additional Facilities”); and

(ii)                                  to cause such Additional Facilities to become subject to the terms of this Lease Agreement.

(b)                                 Subject to the terms of any authorizations set forth in Section 3.3(a), Sunrise shall acquire a passive ownership interest in Additional Facilities as set forth below:

(i)                                     In the event that the authorizations set forth in 3.3(a) have been issued by the FERC and accepted by Equitrans prior to the commencement or completion of construction activities associated with the Additional Facilities and the placement in service of such Additional Facilities, Sunrise shall be deemed to have acquired a passive ownership interest in any such Additional Facilities and any part of the work product associated with such Additional Facilities, whether completed or not, upon the effective date of Equitrans’ filing with the FERC to accept the authorizations set forth in Section 3.3(a).  Any Additional Facilities acquired by Sunrise, whether completed or not, pursuant to this subparagraph 3.3(b)(i) shall be sold to Sunrise at the Additional Facilities’ net book value unless some other price is directed by the FERC.

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(ii)                                  In the event that the authorizations set forth in 3.3(a) have been issued by the FERC and accepted by Equitrans following the completion of construction activities associated with the Additional Facilities and the placement in service of such Additional Facilities, Sunrise shall acquire a passive ownership interest in the Additional Facilities through a sale of such facilities by Equitrans to Sunrise at the Additional Facilities net book value, unless some other price is directed by the FERC.

(c)                                  Unless otherwise directed by the FERC: (i) any Additional Facilities shall be considered to be part of the Sunrise Facilities for the purpose of this Lease Agreement and shall be subject to all of the terms of this Lease Agreement as of the date Sunrise acquires a passive ownership interest in the Additional Facilities as set forth in Section 3.3(b).  Upon Equitrans’ transfer of a passive ownership interest in the Additional Facilities as set forth in Section 3.3(b), Equitrans shall transfer to Sunrise clear title to such Additional Facilities, free and clear of all liens, equities, or encumbrances of every kind or nature whatsoever, except for Equitrans’ leasehold interest in such Additional Facilities pursuant to this Lease Agreement.

(d)                                 In the event that ownership of any Additional Facilities is transferred to Sunrise as specified in 3.3(b)(i):

(i)                                     Sunrise shall exclusively bear the costs for the design, construction, installation, inspection, and testing of any Additional Facilities, including any capital or operating and maintenance costs incurred in completing any work necessary to place the Additional Facilities into service and to meet the requirements of any authorizations issued by the FERC relating to the Additional Facilities, as well as any requirements imposed under any applicable Laws or landowner requirements outlined in the easements or other agreements related to the Additional Facilities, including but not limited to maintenance, restoration, reporting, monitoring, or the implementation of mitigation measures for the Additional Facilities.

(ii)                                  Wherever possible, the costs described in Section 3.3(d)(i), above, will be directly assigned to Sunrise, which will be responsible for direct payment to any vendors, contractors, or subcontractors.  To the extent that such cannot be directly assigned to Sunrise, Equitrans or its Designee may incur such costs and Sunrise shall fully reimburse Equitrans or its Designee for any expenses so incurred, as set forth more fully in the Construction Management Agreement included in this Lease Agreement as Attachment B.

(e)                                  Ownership of certain equipment or facilities that are constructed or modified in connection with service on the Sunrise Facilities pursuant to Sections 3.2 or 4.4 (“Excluded Facilities”) shall not be transferred to Sunrise, by sale or otherwise, and such equipment or facilities shall not be considered to be part of the Sunrise Facilities for the purpose of this Lease Agreement in the event that: (i) Equitrans

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is unable, after exercising commercially reasonable efforts, to obtain all necessary authorizations to accomplish the transactions set forth in Section 3.3(a); or (ii) the parties mutually agree that such equipment or facilities should not be included in the Sunrise Facilities.  Equitrans’ construction, ownership, and operation of any Excluded Facilities shall not be modified or otherwise affected by the terms of this Lease Agreement.

3.4.                            Necessary Authorizations.  Equitrans will comply with all FERC regulations and requirements necessary to construct and operate the Sunrise Facilities (including any Additional Facilities) and any Excluded Facilities.  Equitrans will undertake any activities necessary to obtain any authorizations to construct and operate the Sunrise Facilities (including any Additional Facilities) or any Excluded Facilities.  Such authorizations may include the submission of filings pursuant to Equitrans’ blanket certificate of public convenience and necessity issued under Part 157, Subpart F of the FERC’s regulations, applications for case-specific certificate authorization under the NGA, and the undertaking of any other activities required under applicable Laws.

3.5.                            Delegation or Assignment of Rights and Obligations to a Designee.  If Equitrans elects to delegate or assign to a Designee its rights and obligations to perform under this Lease Agreement or the Construction Management Agreement, pursuant to Section 8.2(a)(i) of this Lease Agreement, Equitrans shall at all times ensure that such Designee remains subject to Equitrans’ full control, direction, and supervision in the performance of the rights and obligations delegated or assigned to Equitrans’ Designee.  Any activity engaged in by Equitrans’ Designee under this Lease Agreement involving the construction or modification of natural gas facilities subject the FERC’s jurisdiction under the NGA shall be conducted under Equitrans’ blanket construction certificate issued pursuant to Part 157, Subpart F of the FERC’s regulations or under a case-specific certificate of public convenience and necessity issued to Equitrans under the NGA.  Nothing in this Lease Agreement or the Construction Management Agreement shall be construed as an attempt or agreement to transfer any certificate issued by the FERC under the NGA from Equitrans to its Designee.  Equitrans shall ensure that in exercising any delegated or assigned rights and obligations, the Designee and any relevant subcontractors or employees engaged by the Designee are adequately apprised of and fully comply with the conditions set forth in the Sunrise Certificate, the FERC’s regulations, Equitrans’ Tariff, Equitrans’ blanket construction certificate or any other case-specific certificate, and any internal policies, practices, and procedures adopted by Equitrans for the construction and modification of natural gas facilities.  Equitrans shall ensure that it maintains the right to rescind any delegation or assignment and resume performance of Equitrans’ obligations under this Lease Agreement if at any time its Designee is not in compliance with any of the terms of this Lease Agreement.

3.6.                            Responsibility for Costs Associated with the H-111 Pipeline.  Notwithstanding anything to the contrary in this Lease Agreement, Equitrans shall solely bear the capital and operating costs of any repairs, replacements, extensions, or any other activity associated with the facilities known as the H-111 pipeline, including repairs, replacements, and other activity associated with the H-111 pipeline authorized by the Sunrise Certificate.

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Sunrise shall not be responsible for and shall not be assigned any such costs described in this paragraph.

3.7.                            No Extension of Rights to Third Parties Beyond the Term.  Except as required under its Tariff, by order of the FERC, or pursuant to the requirement of any applicable Laws, Equitrans will not grant any rights to any third party shippers on the Sunrise Facilities that extend beyond the Term without the prior written consent of Sunrise, which consent shall not be unreasonably withheld.

ARTICLE IV
OPERATION OF THE SUNRISE FACILITIES

4.1.                            Location; Inspection.  Except as otherwise provided in this Lease Agreement or consented to in writing by Sunrise, Equitrans will keep each item of equipment comprising the Sunrise Facilities in Equitrans’ possession and control at the installed locations as of the date such facilities are constructed and placed into service.  Sunrise will have the right, but not the duty, to inspect the Sunrise Facilities and observe their use during normal business hours, and Equitrans will ensure Sunrise’s ability to enter into and upon the premises where the Sunrise Facilities are located for such purpose, subject to Equitrans’ reasonable safety, confidentiality, and security requirements.

4.2.                            Right of Passive Ownership.  Subject to the rights of Sunrise as set forth herein, and to the extent that such rights are consistent with the Sunrise Certificate and all applicable FERC regulations and requirements, including the requirement for Equitrans to have the exclusive and uninterrupted right to full custodial and operational control of the Sunrise Facilities, Sunrise shall enjoy passive ownership rights, specifically including the right to collect monthly Lease Payments for Equitrans’ use of the Sunrise Facilities during the Term of the Lease Agreement.

4.3.                            Operation and Maintenance; Compliance; Records.

(a)                                 Equitrans shall be solely responsible for the maintenance and operation of the Sunrise Facilities in accordance with FERC regulations, Equitrans’ Tariff and the Sunrise Certificate.  The Sunrise Facilities will at all times be used solely for commercial or business purposes, and Equitrans shall at all times ensure that the Sunrise Facilities are operated and maintained:

(i)                                     in a careful and proper manner as an operating system consistent with sound and prudent gas transportation industry practices and Equitrans’ prudent operation and management of its own properties of a similar nature;

(ii)                                  in compliance with all applicable Laws, permits, licenses and other authorizations affecting the Sunrise Facilities, whether pertaining to rates and terms of service, health, safety, the environment or otherwise, including Equitrans’ Tariff, the Sunrise Certificate, any orders issued by the FERC, and the U.S. Department of Transportation’s regulations at 49 C.F.R. Parts 191, 192 and 199, as applicable;

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(iii)                               in compliance with all conditions and requirements of all manufacturer’s instructions and warranty requirements; and

(iv)                              in compliance with all contracts and agreements of which Equitrans has actual notice which affect the Sunrise Facilities or any part thereof.

(b)                                 Equitrans will keep and maintain proper books, accounts, and records relating to all services rendered and funds expended for operation and maintenance of the Sunrise Facilities, any Additional Facilities or Excluded Facilities constructed or modified, or any other replacements, alterations, additions or improvements otherwise made to the Sunrise Facilities, all in accordance with the FERC’s Uniform System of Accounts, Generally Accepted Accounting Practice, and Equitrans’ customary practice. Unless otherwise ordered by the FERC, all such books, accounts, and records relating to the Sunrise Facilities shall be kept separately from the books, accounts, and records maintained for thess Equitrans Mainline System.  The books, accounts, and records maintained by Equitrans for the Sunrise Facilities shall be available for inspection by Sunrise or its agents during regular business hours at such times as Sunrise may reasonably request.

4.4.                            Repairs and Emergencies.  Equitrans or its Designee shall have full discretion and authority to immediately address and remedy any physical damage to or loss or destruction of the Sunrise Facilities, or any part or component thereof, howsoever caused (“Casualty Event”), or other emergency situation affecting the Sunrise Facilities which might threaten life or property, as Equitrans may in its sole judgment determine.  If all or any part or component of the Sunrise Facilities are rendered unusable as a result of any Casualty Event, Equitrans shall give to Sunrise immediate notice thereof and this Lease Agreement shall continue in full force and effect without any abatement of Lease Payments.  If such item can be repaired, Equitrans or its Designee shall promptly place the affected item in good repair, condition, and working order.  If such item is determined to be lost, stolen, destroyed, or damaged beyond repair, Equitrans or its Designee will replace the item with like, new equipment in good repair, condition, and working order.  If permitted by Law or authorized by the FERC pursuant to Section 3.3(a), Equitrans shall transfer to Sunrise clear title to such replacement equipment, free and clear of all liens, equities or encumbrances of every kind or nature whatsoever, except for Equitrans’ leasehold interest in such facilities pursuant to this Lease Agreement, whereupon such replacement equipment will be deemed part of the Sunrise Facilities for all purposes hereof and subject to the terms of this Lease Agreement; otherwise such replacement equipment or facilities shall be maintained by Equitrans pursuant to Section 3.3(e).

4.5.                            No Agency.  Equitrans and Sunrise acknowledge that no agent of the designer, manufacturer, constructor, installer or other supplier of any item of equipment comprising the Sunrise Facilities in connection with this Lease Agreement is an agent of either Party to this Lease Agreement, and neither Equitrans nor Sunrise will be bound by a representation of any such party.

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ARTICLE V
TERMINATION; SURVIVAL

5.1.                            Definition of the Lease Termination Date.  The “Lease Termination Date” is defined as the date exactly fifteen (15) calendar years following the In-Service Date, as such Lease Termination Date may be modified pursuant to this Article.

5.2.                            Pre-Granted Abandonment and Certificate Authority.  At the time that Equitrans files with the FERC to obtain approval to conduct the activities contemplated in this Lease Agreement, Equitrans shall request that the FERC issue any necessary pre-granted authorizations, including abandonment and certificate authority under the NGA to permit:

(a)                                 this Lease Agreement to terminate on the Lease Termination Date (as that date may be modified pursuant to this Article);

(b)                                 Sunrise to transfer the Sunrise Facilities to Equitrans as set forth in Section 5.4, below; and

(c)                                  Equitrans to own the Sunrise Facilities in fee and continue to operate the facilities under the terms of its Tariff;

all without the necessity for Equitrans to obtain any further FERC authorization.  If the FERC denies the necessary pre-granted authorizations as set forth in this Section 5.2, or subjects such pre-granted authorizations to terms that are unacceptable to either Party, Equitrans shall obtain the authorizations necessary to terminate this Lease Agreement as set forth in Section 5.3, below.

5.3.                            Subsequent FERC Authorizations Necessary to Terminate the Agreement.  If the FERC has not issued the necessary pre-granted authorizations to terminate this Lease Agreement as specified in Section 5.2, above, then at least four (4) months prior to the Lease Termination Date, Equitrans shall submit any filings with the FERC necessary to terminate this Lease Agreement upon the Lease Termination Date.  If the FERC does not grant the necessary authorizations to terminate this Lease Agreement effective as of the date proposed in the relevant application, or if the terms of such authorizations are not acceptable to Equitrans or Sunrise, the Lease Agreement will continue, and the Lease Termination Date shall not occur until the FERC shall grant the authorizations necessary to terminate the Lease Agreement upon terms acceptable to the Parties.

5.4.                            Sale and Transfer of the Sunrise Facilities upon the Lease Termination Date.  Upon the termination of this Lease Agreement on the occurrence of the Lease Termination Date, in exchange for consideration and on terms to be negotiated between Equitrans and Sunrise, fee ownership of the Sunrise Facilities shall be transferred from Sunrise to Equitrans by any of the following means: (a) a sale of the Sunrise Facilities by Sunrise to Equitrans; (b) consolidation or merger of Sunrise into Equitrans, in which Equitrans is the surviving entity of such consolidation or merger; or (c) any other legal disposition of the Sunrise Facilities from Sunrise to Equitrans resulting in Equitrans’ fee ownership of the Sunrise Facilities.  The consideration negotiated between Equitrans and Sunrise shall reflect the fair market value of the Sunrise Facilities as of the Lease Termination Date, not taking

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into account the terms of the Lease Agreement, including any associated future lease payments thereunder.  Notwithstanding anything to the contrary, the Lease Termination Date shall not occur and this Lease Agreement shall remain in force until the Sunrise Facilities have been transferred to Equitrans pursuant to this Section 5.4.

5.5.                            Adjustment of the Lease Termination Date.  Notwithstanding Section 5.1 of the Lease Agreement, and provided that the requirements set forth in Section 5.4 have been satisfied, the Lease Termination Date may be:

(a)                                 a date before or after the Lease Termination Date set forth in Section 5.1 of the Lease Agreement, as determined by Sunrise; provided that Equitrans has either:

(i)                                     obtained any pre-granted authorization from the FERC necessary to terminate this Lease Agreement on any such date pursuant to Section 5.2 and submitted notice to the FERC of the Parties’ intention to terminate this Lease Agreement at least thirty (30) days prior to the Lease Termination Date; or

(ii)                                  obtained any subsequent authorization from the FERC necessary to terminate this Lease Agreement on any such date pursuant to Section 5.3;

(b)                                 the Lease Termination Date as extended under the circumstances set forth in the last sentence of Section 5.3; or

(c)                                  any other date upon which the FERC may order the Parties to terminate this Lease Agreement.

Equitrans is obligated to take all steps necessary to facilitate the requested Lease Termination Date inclusive of all FERC authorizations.

5.6.                            Survival.

(a)                                 This Lease Agreement shall survive the termination or expiration of the Assignment Agreement.

(b)                                 The obligations and liabilities of the Parties under this Lease Agreement will survive the expiration of this Lease Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES

6.1.                            Representations and Warranties of Equitrans.  Equitrans hereby represents and warrants to Sunrise as follows:

(a)                                 Equitrans is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite limited partnership power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted.

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(b)                                 Equitrans has full limited partnership power and authority to execute and deliver this Lease Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by Equitrans.  The execution and delivery of this Lease Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by Equitrans have been duly authorized and approved by all requisite limited partnership action of Equitrans.  This Lease Agreement has been duly executed and delivered by Equitrans and constitutes the valid and legally binding obligation of Equitrans, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                                  The execution, delivery, and performance of this Lease Agreement by Equitrans does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)                                     violate, conflict with any of, result in any breach of the terms, conditions or provisions of the certificates of formation, limited partnership agreements or equivalent governing instruments of Equitrans;

(ii)                                  conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Equitrans or any property or asset of Equitrans;

(iii)                               result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Equitrans is a party or by which Equitrans or any of its property may be bound.

6.2.                            Representations and Warranties of Sunrise.  Sunrise hereby represents and warrants to Equitrans as follows:

(a)                                 Sunrise is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)                                 Sunrise has full limited liability company power and authority to execute and deliver this Lease Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by Sunrise.  The execution and delivery of this Lease Agreement, the consummation

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of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by Sunrise have been duly authorized and approved by all requisite limited liability company action of Sunrise. This Lease Agreement has been duly executed and delivered by Sunrise and constitutes the valid and legally binding obligation of Sunrise, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                                  The execution, delivery and performance of this Lease Agreement by Sunrise does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)                                     violate, conflict with any of, or result in any breach of the terms, conditions or provisions of the certificates of formation, limited liability company agreements or equivalent governing instruments of Sunrise;

(ii)                                  conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Sunrise or any property or asset of Sunrise; or

(iii)                               result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Sunrise is a party or by which Sunrise or any of its property may be bound.

6.3.                            Disclaimer of Warranties.

(a)                                 Regarding all claims of nonperformance of any materials or item of equipment comprising the Sunrise Facilities, Equitrans, as operator, agrees to look to the manufacturers, contractors, installers, or other suppliers thereof, and in connection therewith Sunrise agrees, so long as no event of default has occurred and is continuing under this Lease Agreement, that Equitrans will have the right to pursue the benefit of and enforce any manufacturer’s or other third party’s warranty or agreement in favor of Sunrise with respect to any materials or item of equipment.  Sunrise will execute and deliver such instruments as may be reasonably requested by Equitrans to enable Equitrans to obtain such benefits for Sunrise.  Equitrans agrees that Sunrise is not responsible for the design, delivery, construction, installation, maintenance, operation or service of any of the existing Sunrise Facilities or for inadequacy of any or all of the foregoing.

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(b)                                 Notwithstanding any expression or implication to the contrary in Section 6.3(a) of this Lease Agreement, Sunrise will be obliged to reimburse Equitrans or its Designee for any necessary construction, maintenance, or repairs as set forth in this Lease Agreement.

ARTICLE VII
INDEMNIFICATION

7.1.                            Indemnification of Sunrise.  Equitrans agrees to protect, defend, indemnify, and hold Sunrise, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, arising out of, in connection with, or incident to this Lease Agreement, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs and legal fees incurred by Sunrise, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, in defense of same arising in favor of any governmental agencies, third persons or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or incident to, in connection with, or arising out of the negligent actions or omissions or intentional misconduct of Equitrans or its Designees, contractors, subcontractors, agents, or employees in connection with or related to the performance of Equitrans’ obligations under this Lease Agreement and any third-party use of the Sunrise Facilities.  This indemnity provision may be limited as necessary by applicable Law.

7.2.                            Indemnification of Equitrans.  Sunrise agrees to protect, defend, indemnify and hold Equitrans, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, arising out of, in connection with, or incident to this Lease Agreement, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs and legal fees incurred by Equitrans, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, in defense of same arising in favor of any governmental agencies, third persons or Subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or incident to, in connection with or arising out of the negligent actions or omissions or intentional misconduct of Sunrise or its designees, contractors, subcontractors, agents, or employees in connection with or related to the performance of Sunrise’s obligations under this Lease Agreement.  This indemnity provision may be limited as necessary by applicable Law.

ARTICLE VIII
SUBLEASE; ASSIGNMENT; SUCCESSORS AND ASSIGNS

8.1.                            Sublease of Sunrise Facilities.  Equitrans will not sublet any part or component of the Sunrise Facilities or assign, transfer, pledge, or hypothecate the Sunrise Facilities or any part thereof or interest therein, without: (a) the express written consent of Sunrise being first obtained, which consent shall not be unreasonably withheld; and (b) Equitrans

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having sought and obtained any necessary authorizations under the NGA or any other applicable Laws.

8.2.                            Assignment of the Lease Agreement.

(a)                                 Except as provided in this Section 8.2(a), the rights and obligations contained in this Lease Agreement shall not be assigned by either Party without the express written consent of the non-assigning Party being first obtained, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing:

(i)                                     Equitrans may at any time elect to delegate or assign to a Designee Equitrans’ rights and obligations to perform under Sections 3.1, 3.2, 3.3(d)(ii), and 4.4 of this Lease Agreement, including Equitrans’ rights and obligations to perform under the Construction Management Agreement, without obtaining the consent of Sunrise, provided that Equitrans shall provide Sunrise with notice of such election and the identity of the Designee within five (5) days its election under this paragraph; and

(ii)                                  either Party may, without the consent of the other Party, assign or pledge this Lease Agreement and all rights and obligations hereunder under the provision of any mortgage, deed of trust, indenture, or other instrument it has executed or may execute hereafter as security for its indebtedness, provided that any authorizations that may be necessary to accomplish such assignment or pledge under the NGA or any other Laws have been sought and obtained.

(b)                                 Within sixty (60) days of any assignment of this Lease Agreement, the assigning Party must provide written notification of such assignment to the non-assigning Party, complete with signatures of both the assignor and the assignee.  The recognition date of any assignment for the purposes of this Lease Agreement shall be the first day of the month following the latter of: (a) the date written notification of assignment is delivered to the other Party; or (b) the date written consent is granted.  This paragraph shall not apply to Equitrans’ election of a Designee pursuant to Section 8.2(a)(i) of this Lease Agreement.

8.3.                            Lease Agreement Binding on Successors and Assigns.  This Lease Agreement shall bind and inure to the benefit of any successors or assigns to the original Parties to this Lease Agreement, but such assignment shall not relieve either Party of any obligations incurred prior to such assignment, nor shall any assignment be effective as to the non-assigning Party until any written consent required under Section 8.2 is granted and a copy of the fully executed instrument of assignment together with written notice of transfer is delivered to the non-assigning Party.

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ARTICLE IX
NOTICE; PAYMENTS

9.1.                            Notice and Communications.  Any notice or communication permitted or required by this Lease Agreement shall be made in writing; and shall be deemed duly delivered if personally delivered or sent to the other Party by registered, certified, or regular mail, postage prepaid, at the appropriate address set forth below:

Equitrans, L.P. 625 Liberty Avenue Suite 1700 Pittsburgh, PA 15222 (412) 553 - 5700 (telephone) (412) 553 - 7781 (facsimile) Attn: Andrew Murphy	Sunrise Pipeline LLC 625 Liberty Avenue Suite 1700 Pittsburgh, PA 15222 (412) 553 - 5700 (telephone) (412) 553 - 7781 (facsimile) Attn: Martin Fritz

9.2.                            Intra-company Billing. Any and all payments required by this Lease Agreement may be made through intra-company billings or by submitting a bill directly to the other Party utilizing the addresses set forth in Section 9.1, above.

9.3.                            Change of Address.  Either Party may change its address for receipt of notices, communications, or payments under this Lease Agreement upon the provision of appropriate written notification to the other Party as set forth in Section 9.1, above.

ARTICLE X
MISCELLANEOUS

10.1.                     Limitation on Damages and Remedies. Under no circumstances shall either Party be liable hereunder to the other Party on account of incidental, consequential or punitive damages, and any and all rights or remedies that might result in such damages are expressly waived.  Wherever any liquidated or estimated damages are provided for herein, the Parties specifically acknowledge that actual damages would be difficult to estimate and that such liquidated or estimated damages constitute a reasonable, good faith estimate of such actual damages and are not intended as a penalty.

10.2.                     Intention.  The Parties intend for this Lease Agreement to constitute a true lease of the Sunrise Facilities under the Uniform Commercial Code and other applicable Law.

10.3.                     No Third Party Beneficiaries.  Nothing in this Lease Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their respective Designees, successors, and assigns, any rights, benefits, or obligations hereunder.

10.4.                     Amendment or Modification.  This Lease Agreement may be amended or modified from time to time only by the written agreement of both the Parties.

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10.5.                     Governing Law; Regulatory Approvals.

(a)                                 This Lease Agreement shall at all times be subject to all valid Laws and to present and future orders, rules, and regulations of the FERC and any other duly constituted authorities now or hereafter having jurisdiction over this Lease Agreement or the Sunrise Facilities.

(b)                                 This Lease Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within such state, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.

(c)                                  The effectiveness of this Lease Agreement and the Parties’ obligations hereunder is conditioned upon the receipt, in form and substance satisfactory to each of the Parties, of all necessary regulatory authorizations applicable to each of the Parties from the FERC applicable to the transactions contemplated herein.

10.6.                     Severability.  If any of the provisions of this Lease Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Lease Agreement.  Instead, this Lease Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Lease Agreement at the time of execution of this Lease Agreement.

10.7.                     Counterparts.  This Lease Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

10.8.                     Headings; References; Interpretation.  All Article and Section headings in this Leas Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Lease Agreement, shall refer to this Lease Agreement as a whole and not to any particular provision of this Lease Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Lease Agreement, respectively, and all such attachments or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes.  All personal pronouns used in this Lease Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.

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10.9.                     Negotiated Agreement.  This Lease Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by any Party will not give rise to any presumption for or against any Party to this Lease Agreement or be used in any respect or forum in the construction or interpretation of this Lease Agreement or any of its provisions.

10.10.              Integration.  This Lease Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter.  This Lease Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise, or agreement, whether oral or written, is intended to be or shall be included in or form part of this Lease Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Lease Agreement.

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IN WITNESS WHEREOF, this Lease Agreement has been duly executed by the parties hereto as of the date first above written.

EQUITRANS, L.P.

By:	ET Blue Grass Company,
its sole general partner

By:	/s/ Randall L. Crawford
Randall L. Crawford
Executive Vice President

SUNRISE PIPELINE LLC

By:	/s/ Martin A. Fritz
Martin A. Fritz
Executive Vice President

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ATTACHMENT A

CALCULATION OF LEASE PAYMENT

1.                                      The R-Payment Alternative under the Lease Agreement shall be calculated as follows:

PR = B + I + V - (Dm + Dt + Do)

Where:

PR  =       R-Payment Alternative payable under the Lease Agreement

B  =         Base Rental Payment as defined in Section 2.3(b)(i) of the Lease Agreement

I =                               Incremental Capacity Revenue as defined in Section 1.1(y) of the Lease Agreement

V =                           Sunrise Volumetric Revenue as defined in Section 1.1(vv) of the Lease Agreement.

Dm =                        Operational Deductions as defined in Section 2.3(b)(ii)(A) of the Lease Agreement

Dt =                        Deductions for Other Taxes as defined in Section 2.3(b)(ii)(B) of the Lease Agreement

Do =        Other Deductions as defined in Section 2.3(b)(ii)(C) of the Lease Agreement

* * *

2.                                      The C-Payment Alternative under the Lease Agreement shall be calculated as follows:

PC = N + R

Where:

PC  =       C-Payment Alternative payable under the Lease Agreement

N  =         Depreciation Expense as defined in Section 2.3(c)(i)(A) of the Lease Agreement

R  =                        Pre-tax Return on Rate Base as defined in Section 2.3(c)(i)(B) of the Lease Agreement

* * *

3.                                       The Lease Payment due each month shall be the lesser of the R-Payment Alternative or the C-Payment Alternative as calculated in items 1 and 2 above.

ATTACHMENT B

CONSTRUCTION

MANAGEMENT AGREEMENT

between

SUNRISE PIPELINE, LLC

And

EQUITRANS, L.P.

Effective as of                   , 2012

Article XI Construction Manager’s Representations		22
11.1.	Organization	22
11.2.	Authorization and Enforceability	22
11.3.	No Violation of Law or Agreements	22
11.4.	Consents	23
11.5.	No Pending Litigation or Proceedings	23
Article XII Owner’s Representations		23
12.1.	Organization	23
12.2.	Authorization and Enforceability	24
12.3.	No Violation of Laws or Agreements	24
12.4.	No Pending Litigation or Proceedings	24
12.5.	Consents	25
Article XIII Indemnification		25
13.1.	Indemnification.	25
13.2.	Procedures Relating to Indemnification	26
Article XIV Force Majeure		26
14.1.	Force Majeure	26
14.2.	Construction Manager Obligations	27
Article XV Miscellaneous		27
15.1.	Disputes Relating to Changes	27
15.2.	Addresses of Parties	28
15.3.	Assignment and Transfer	28
15.4.	Survival	28
15.5.	Entirety	28
15.6.	Modifications	28
15.7.	Headings and Subheadings	29
15.8.	Choice of Law and Venue	29
15.9.	Limitation on Damages	29
15.10.	Counterparts	29
15.11.	Joint Preparation	30

Exhibit A-1	Initial Project Plan
Exhibit B	Form of Permit Assignment
Exhibit C	Key Personnel
Exhibit D	Preexisting Construction Contracts
Exhibit E-1	Preliminary Budget for Initial Sunrise Facilities
Exhibit F	Owner’s Insurance Requirements
Exhibit G	Construction Manager’s and Service Providers’ Insurance Requirements

Annex I	List of Equipment

CONSTRUCTION MANAGEMENT AGREEMENT

CONSTRUCTION MANAGEMENT AGREEMENT (“Agreement”) entered into effective as of                       , 2012 (“Effective Date”), by and between SUNRISE PIPELINE, L.L.C., a Delaware limited liability company (“Owner”) and EQUITRANS, L.P., a Pennsylvania limited partnership (“Construction Manager”).  Construction Manager and Owner may be referred to herein individually as “Party” or collectively as “Parties.”  Certain capitalized terms used are defined in Article I hereof.

RECITALS

WHEREAS Owner desires to engage Construction Manager to perform (and Construction Manager desires to perform) the Project Services (as defined herein), as an independent contractor, with respect to the Project (as defined herein).

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged by the Parties, Owner and Construction Manager hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.                            Definitions

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

(a)                                 “Additional Facilities” has the meaning assigned to such term is Section 3.3(a)(1) of the Lease Agreement.

(b)                                 “Additional Project Plan” means a plan, which the Parties may mutually agree upon from time to time, and which, when executed, shall be attached and incorporated herein as part of this Agreement, governing Construction Manager’s scope of authority in respect of its performance of the Project Services related to any Additional Facilities, which shall include, as applicable: (i) a detailed description of the Additional Facilities, including a map of the rights of way granted (or expected to be granted) in connection with the Project and the location of, and detailed specifications for, related compression and dehydration equipment; (ii) the Permits List, (iii) the Rights of Way List, (iv) a copy of the engineering drawings prepared by Construction Manager in connection with the Project; and (v) a listing of acceptable bidders for the DPC Activities.

(c)                                  “Adverse Changes” means any Change that would adversely affect Owner, Owner’s business with respect to the Project or Owner’s rights and remedies under this Agreement, any Project Contract or otherwise, including any Change that (i) decreases the diameter of, (ii) materially modifies the route of, (iii) decreases the capacity of, or (iv) could be reasonably expected to increase operating or maintenance costs of, the Project.

(d)                                 “Affiliate” means with respect to any Person: (a) each entity that such Person Controls; (b) each Person that Controls such Person; and (c) each entity that is under common Control with such Person.

(e)                                  “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement..

(f)                                   “Assignment Agreement” means the assignment agreement entered into by and between Equitrans, L.P. and Sunrise Pipeline, LLC as of                       , 2012.

(g)                                  “Bid” has the meaning assigned to such term in Section 3.6, below.

(h)                                 “Bid Meeting” means a meeting to be conducted by Key Personnel and, at Owner’s election, Owner’s Representative, to discuss, among other things, the preparation of open bid documents related to the DPC Activities and any Bids submitted by or on behalf of Service Provider(s).

(i)                                     “Business Day” any Day other than a Saturday, a Sunday or a holiday on which national banking associations are closed in Pittsburgh, Pennsylvania or New York, New York.

(j)                                    “Change” has the meaning assigned to such term in Section 3.9(a), below.

(k)                                 “Change Order” has the meaning assigned to such term in Section 3.9(c), below.

(l)                                     “Designated Account” has the meaning assigned to such term in Section 5.4(b), below.

(m)                             “Compression Station” means that certain Compression Station identified as the Jefferson Compressor Station where the compressor, dehydration equipment, related appurtenances, tanks, filters, separation vessels, meters and associated buildings are located.

(n)                                 “Construction Contracts” has the meaning assigned to such term in Section 5.2, below.

(o)                                 “Construction Manager” has the meaning assigned to such term in the first paragraph of this Agreement.

(p)                                 “Construction Manager Indemnified Party” has the meaning assigned to such term in Section 13.1(a), below.

(q)                                “Control” means the possession, directly or indirectly, through one or more intermediaries, of the following:

(i)                                     in the case of a corporation, 50.01% or more of the outstanding voting securities thereof; (B) in the case of a limited liability company, partnership, limited partnership or venture, the right to receive 50.01% or more of the distributions therefrom (including liquidating distributions); (C) in the case of a trust or estate, including a business trust, 50.01% or more of the beneficial interest therein; and (D) in the case of any other entity, 50.01% or more of the economic or beneficial interest therein; and

(ii)                                  in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

(r)                                    “Conveyance” means the General Conveyance, Assignment and Bill of Sale entered into between Construction Manager and Owner effective on the same date as the Effective Date of this Agreement.

(s)                                   “Day” means a calendar day; provided that if any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

(t)                                    “Designee” has the meaning assigned to such term in Section 8.2(a)(i) of the Lease Agreement.

(u)                                 “DPC Activities” mean the design, procurement, and construction activities (including pre-commissioning and commissioning, inspection and testing) performed by Service Providers (or, as provided in Section 3.1, by Construction Manager) in connection with the Project.

(v)                                 “Effective Date” has the meaning assigned to such term in the first paragraph of this Agreement.

(w)                               “Emergency” means an unexpected event that (i) causes, or risks causing, damage to the Initial Sunrise Facilities, any Additional Facilities, or other property or injury to any Person, including environmental damage, or may result in the violation of Law; and (ii) is of such a nature that responding to the event cannot, in the reasonable discretion of Construction Manager or its Designee, await the decision of Owner.

(x)                                 “EQT Corp.” means EQT Corporation, a Pennsylvania corporation.

(y)                                 “Expense Notice” has the meaning assigned to such term in Section 5.4(b), below.

(z)                                  “Final Accounting” has the meaning assigned to such term in Section 5.4(e), below.

(aa)                          “Final Budget” has the meaning assigned to such term in Section 5.3(a), below.

(bb)                         “Force Majeure” has the meaning assigned to such term in Section 14.1, below.

(cc)                            “Governmental Authority” means a federal, state, provincial, local or foreign governmental authority, including the United States of America; a commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, bureau, instrumentality, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

(dd)                          “In-Service Date” means the date upon which: (i) construction of the Initial Sunrise Facilities or any Additional Facilities, as applicable, shall be substantially complete and all piping, equipment and components thereof are mechanically complete, have been fully hydrotested and are available for operation and service in accordance; and (ii) the Parties shall have received all approvals necessary from any Governmental Authority to place such facilities into service.

(ee)                            “Indemnified Party” has the meaning assigned to such term in Section 13.2, below.

(ff)                              “Indemnifying Party” has the meaning assigned to such term in Section 13.2, below.

(gg)                            “Initial Sunrise Facilities” means all facilities, pipelines, machinery, measurement equipment and other equipment, accessions and improvements in respect of the foregoing, defined in the Assignment Agreement as the “Sunrise Facilities.”  The Initial Sunrise Facilities do not include the pipeline segment known as the H-111 pipeline or any additions or modifications to that facility.

(hh)                          “Initial Project Plan” means the plan attached hereto as Exhibit A-1 governing Construction Manager’s scope of authority in respect of its performance of the Project Services related to the Initial Sunrise Facilities, which includes: (i) a detailed description of the Initial Sunrise Facilities, including a map of the rights of way granted (or expected to be granted) in connection with the Project and the location of, and detailed specifications for, related compression and dehydration equipment; (ii) the Permits List, (iii) the Rights of Way List, (iv) a copy of the engineering drawings prepared by Construction Manager in connection with the Project; and (v) a listing of acceptable bidders for the DPC Activities.

(ii)                                  “Intellectual Property” has the meaning assigned to such term in Section 3.7, below.

(jj)                                “Invoice” or “Invoices” have the meaning assigned to such terms in Section 5.4(a), below.

(kk)                          “Key Person” and “Key Personnel” have the meaning assigned to such terms in Section 3.8(b), below.

(ll)                                  “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

(mm)                 “Lease Agreement” means the Lease Agreement dated                           , 2012 by and between Owner and Construction Manager.

(nn)                          “Lease Termination Date” has the meaning assigned to such term in Article V of the Lease Agreement.

(oo)                          “Limited Project Services Warranty” has the meaning assigned to such term in Section 4.1(c), below.

(pp)                          “Losses” has the meaning assigned to such term in Section 13.1(a), below..

(qq)                          “Manager DPC Activities” - has the meaning assigned to such term in Section 3.1, below.

(rr)                                “Month” means the period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

(ss)                              “Owner” has the meaning assigned to such term in the first paragraph of this Agreement.

(tt)                                “Owner Indemnified Party” has the meaning assigned to such term in Section 13.1(b), below.

(uu)                          “Owner Representative” has the meaning assigned to such term in Section 3.8(c), below.

(vv)                          “Party” or “Parties” mean any of the entities named in the first paragraph to this Agreement and any respective successors or assigns in accordance with the provisions of this Agreement.

(ww)                      “Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity, or any Governmental Authority.

(xx)                          “Permit” means any regulatory permit or approval required to construct, own and operate the Initial Sunrise Facilities or any Additional Facilities, including any road crossing permits, building permits and air permits and any other required environmental approvals.

(yy)                          “Permits List” means a complete listing of all material Permits required for the development, construction, and operation of the Initial Sunrise Facilities or any Additional Facilities, as applicable, which includes, (i) all Permits that Construction Manager or its Designee have obtained in connection with the Project, (ii) the date on which each Permit was applied for (or is expected to be applied for) with the applicable Governmental Authority and (iii) the date on which each such Permit application was approved (or is expected to be approved) by the applicable Governmental Authority.

(zz)                            “Preexisting Construction Contracts” has the meaning assigned to such term in Section 5.1, below.

(aaa)                   “Preliminary Budget” has the meaning assigned to such term in Section 5.1, below.

(bbb)                   “Project” means the development and construction of the Initial Sunrise Facilities or any Additional Facilities, as applicable, pursuant to the terms and conditions of this Agreement.

(ccc)                      “Project Contracts” mean the Construction Contracts, the Preexisting Construction Contracts, the Permits, and any right of way agreements entered into in connection with the Project.

(ddd)                   “Project Management Meeting” has the meaning assigned to such term in Section 3.8(d), below.

(eee)                      “Project Services” - the duties and activities of Construction Manager as set forth in Article III of this Agreement.

(fff)                         “Reimbursable Expenses” has the meaning assigned to such term in Section 5.4(c), below.

(ggg)                      “Right of Way List” means a complete listing of all rights of way required for the development, construction, and successful operation of the Initial Sunrise Facilities or any Additional Facilities, as applicable, which includes, (i) all rights of way that Construction Manager or its Designee has obtained (or expect to obtain) in connection with the Project, and (ii) the date upon which each right of way was granted (or is expected to be granted) by the applicable property owner.

(hhh)                   “Service Provider” or “Service Providers” have the meanings assigned to such terms in Section 3.2, below.

(iii)                               “Service Provider Dispute” has the meaning assigned to such term in Section 6.2(a), below.

(jjj)                            “Service Provider Dispute Notice” has the meaning assigned to such term in Section 6.2(a), below.

(kkk)                   “Site” means the area where any of the activities in Article III with respect to the Project are being performed.

(lll)                               “Third Party Claims” has the meaning assigned to such term in Section 13.2, below.

(mmm)       “Warranty Defect” has the meaning assigned to such term in Section 7.5, below.

ARTICLE II
ENGAGEMENT AND RELATIONSHIP OF PARTIES

2.1.                            Engagement of Construction Manager, Right to Assign or Delegate to a Designee

As of the Effective Date, Owner hereby engages Construction Manager to perform the Project Services, and Construction Manager hereby accepts such engagement and agrees to perform all acts necessary or appropriate to perform the Project Services, in each case, in accordance with the terms and conditions and subject to the limitations set forth in this Agreement. Owner acknowledges and agrees that in performing the Project Services, Construction Manager may utilize the services of any Person, including its Affiliates.  At any time during the term of this Agreement, Construction Manager may delegate or assign to a Designee, pursuant to the procedure set forth in Section 8.2(a)(i) of the Lease Agreement, Construction Manager’s rights and obligations to perform under this Agreement, including Construction Manager’s performance of any Project Services.  To the extent that any rights or obligations are delegated or assigned pursuant to this paragraph, such delegation or assignment by Construction Manager to its Designee shall be subject to the provisions of Section 3.5 of the Lease Agreement.

2.2.                            Relationship of the Parties

In performing the Project Services, Construction Manager and/or its Designee each shall be individually an independent contractor, and, except as otherwise specifically provided in Section 2.3, Construction Manager and/or its Designee shall not be deemed for any purpose to be an agent or representative of Owner. Construction Manager shall have full legal charge and control of its employees, agents and equipment engaged in the performance of the Project Services, including its Affiliates and their employees, agents and equipment and, subject to the terms and conditions of this Agreement, shall be solely responsible for any acts or omissions of any of them in connection with such performance.

2.3.                            Power of Attorney

Owner hereby grants Construction Manager a revocable, limited power of attorney authorizing Construction Manager to:

(a)                                 take such action as may be necessary and consistent with the terms of this Agreement to (i) maintain in the name of Owner the Permits and rights of way described in the Project Plan and contributed to Owner on or prior to the Effective Date pursuant to the Conveyance Agreement and (ii) obtain in the name of Owner any other Permits or rights of way reasonably required for the development, construction, or operation of the Initial Sunrise Facilities, regardless of whether such Permits or rights of way are described in the Project Plan;

(b)                                 take such action as may be necessary and consistent with the terms of this Agreement to obtain in the name of Owner any Permits or rights of way reasonably required for the development, construction, or operation of any Additional Facilities, regardless of whether such Permits or rights of way are described in any Additional Project Plan

(c)                                  execute in the name of Owner (i) any Construction Contract described in the Initial Project Plan or any Additional Project Plan, and (ii) any other Construction Contract reasonably required for the development, construction or operation of the Initial Sunrise Facilities and any Additional Facilities regardless of whether such Construction Contract is described in the Initial Project Plan or any Additional Project Plan.

For the avoidance of doubt, the Parties acknowledge and agree that Construction Manager may elect and currently intends to enter into in its own name or the name of its Designee (i) the

Construction Contracts and (ii) any Permits required to be held in the name of Construction Manager or its Designee.  Owner shall promptly execute each of the Project Contracts that Construction Manager brings to Owner for its execution; provided that each such Project Contract is consistent with the Initial Project Plan or applicable Additional Project Plan.

2.4.                            Transfer of Contracts, Rights of Way, Permits and Title

(a)                                 The Parties acknowledge that on or prior to the Effective Date, Construction Manager has contributed to Owner (i) pursuant to the Conveyance, all rights of way taken in Construction Manager’s name prior to the Effective Date hereof and (ii) pursuant to the Assignment Agreement, all Permits (other than those that must be held in the name of Construction Manager or its Designee, those that require approvals to transfer that have not yet been obtained and those that must be re-issued in the name of Owner) and all equipment and personal property related to the Project purchased or held by Construction Manager or its Designee for which Construction Manager or its Designee has been paid by Owner.

(b)                                 As soon as reasonably practicable after the Effective Date, other than with respect to any Permits that must be held in the name of Construction Manager or its Designee, Construction Manager or its Designee shall (i) obtain any approvals to transfer Permits held in Construction Manager’s name or in the name of its Designee that have not been obtained prior to the Effective Date and upon obtaining such approvals, Construction Manager and Owner will execute one or more assignments substantially in the form of Exhibit B attached hereto conveying any such Permits to Owner and (ii) make all filings required in the name of Owner for the issuance or re-issuance of any Permits that must be issued or re-issued in Owner’s name.

(c)                                  Construction Manager and Owner intend, and hereby agree, that title to, and ownership of, all work, assets, and property, whether real or personal, tangible or intangible, created pursuant to any Construction Contract or Preexisting Construction Contract shall automatically transfer to and vest in Owner upon Construction Manager’s or its Designee’s payment of the Reimbursable Expenses in respect of such work, assets or property pursuant to Section 5.4(c) hereof, and Construction Manager or its Designee shall take all reasonable actions under the Construction Contracts and Preexisting Construction Contracts that may be required to effectuate such intention.

ARTICLE III
PROJECT SERVICES

3.1.                            Services

During the term of this Agreement, subject to the other provisions hereof, Construction Manager or its Designee shall have the full power and authority of Owner with respect to, and shall be obligated to perform, the following acts and services on behalf of (and for the benefit of) Owner, in connection with the Project, in accordance with the Final Budget (as hereinafter defined) and the Initial Project Plan or any Additional Project Plan:

(a)                                 coordinate, manage, monitor and cause the successful implementation of the Project, including surveying, right of way acquisition and obtaining Permits;

(b)                                 perform all engineering required for the successful implementation of the Project;

(c)                                  subject to the limitations set forth in Section 6.2, as applicable, administer and maintain all Project Contracts on behalf of Owner, monitor the performance by the counterparties to each Project Contract and enforce the terms of each Project Contract;

(d)                                 within the confines of the Final Budget and Project Contracts, cause to be acquired all materials and procure all equipment necessary for the Project;

(e)                                  without limiting Owner’s rights set forth in Section 3.8(c), negotiate contracts with Service Providers for the Project;

(f)                                   perform quality control of construction of the Project;

(g)                                  perform the pre-commissioning and commissioning of the Project, as required;

(h)                                 coordinate, manage and monitor all third party inspection work set forth in the Initial Project Plan or any Additional Project Plan and perform all other inspections of construction of the Project;

(i)                                     create, retain and maintain vendor and Project data, books, records, and receipts; and

(j)                                    cause to be performed any other acts or services reasonably required to complete the Project.

Construction Manager shall perform, or cause one or more of its Designee to perform, all of the Project Services.  Construction Manager may elect (in its sole discretion) to perform or to cause its Designee to perform any services (other than construction services) required to complete the Project that are in addition to the Project Services described above and not performed by any other Person (the “Manager DPC Activities”); provided that such Manager DPC Activities will be provided pursuant to a contract (containing customary terms, conditions, representations and warranties as if such Project Contract were entered into by a bona fide third party in an arms-length transaction rather than by Owner) which shall be a “Project Contract” entered into in compliance with this Agreement and that, for purposes of enforcing the obligations set forth in this Agreement as to any Manager DPC Activities provided by Construction Manager or its Designee, Construction Manager or its Designee, as applicable, shall be deemed a “Service Provider” hereunder.

3.2.                            Performance

Construction Manager or its Designee shall oversee and review the performance of the successful bidder or bidders, the surveyors, the land acquisition contractors and any other counterparty to the Project Contracts, and their Designee, agents, consultants, subcontractors or representatives to the extent such Persons are providing services or materials under the Project Contracts (collectively, the “Service Providers” and each a “Service Provider”). Without limiting Construction Manager’s obligations under Section 4.1, in no case shall Construction Manager be responsible for the means, methods or techniques by which work is performed under any Project Contract by a Service Provider. To the extent Construction Manager or its Designee is performing Manager DPC Activities under a Project Contract, the terms of such Project Contract (rather than this Agreement) will govern Owner’s rights and obligations with respect to Construction Manager or its Designee with regard to such Manager DPC Activities.

3.3.                            Construction Contracts

The Parties acknowledge that as provided in and subject to the provisions of Section 2.3, all Construction Contracts may be between Construction Manager or its Designee and the relevant Service Provider, unless Construction Manager elects to enter into any such Project Contract in the name of Owner pursuant to Section 2.3(c).

3.4.                            Inspection by Owner

Owner, or its employees or agents, shall have the right, at all reasonable times, at the expense of Owner, to inspect or cause to be inspected, the (a) fabrication, construction, installation and testing activities and (b) equipment and materials to be used in the engineering, procurement and construction of the Initial Sunrise Facilities or any Additional Facilities; provided that such inspection shall not interfere with the engineering, procurement and construction of the Initial Sunrise Facilities or any Additional Facilities, and Owner, its employees or agents inspecting the work shall abide by any and all safety rules and procedures applicable to the Initial Sunrise Facilities or any Additional Facilities.

3.5.                            Testing

Construction Manager or its Designee will advise Owner in writing of all scheduled testing of the Initial Sunrise Facilities and any Additional Facilities (or any portion thereof) reasonably in advance of the commencement of any such testing, and Owner shall have the right to witness such testing.

3.6.                            Documentation

(a)                                 Construction Manage shall deliver to Owner within ten (10) Days after the receipt of any bid for the performance of the DPC Activities (a “Bid”), a copy of all materials submitted in connection with such Bid.

(b)                                 As soon as reasonably practicable (but in no event later than ninety (90) Days) after the In-Service Date of the applicable Project, Construction Manager shall deliver to Owner originals of, and Construction Manager may, at its expense, keep copies of, (i) all documentation required by, applications submitted to and correspondence with any Governmental Authorities having jurisdiction over the construction, ownership and operation of the Initial Sunrise Facilities and any Additional Facilities, including applicable regulations and (ii) other documentation relating to the Initial Sunrise Facilities and any Additional Facilities, including the Initial Project Plan or Additional Project Plan, “as built” engineering drawings, accounting records, purchase orders and all other documents required by the terms and provisions of the Project Contracts, as well as material warranties, mill test records, radiographic inspection records, hydrostatic testing records, welding procedures and qualification tests and such other documents in Construction Manager’s possession as are reasonably requested by Owner. All such documentation is the property of Owner.

(c)                                  Construction Manager shall, for the entire term of this Agreement, maintain books and records demonstrating all costs and expenditures relating to the Projects and Project Services or otherwise required by this Agreement. Owner or its authorized representative shall have the right, during normal business hours at any time during the term of this Agreement following reasonable prior written notice to Construction Manager, to audit such books and records at the corporate offices of Construction Manager no more than once annually.

3.7.                            Intellectual Property

Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed by Construction Manager, its Designee, or their employees directly in connection with the performance of the Project Services ((i) and (ii) collectively the “Intellectual Property”), other than any Intellectual Property arising under, developed pursuant to or in connection with any Project Contract, shall be the property of Construction Manager; provided however that Construction Manager hereby grants to Owner an irrevocable, royalty free, non-exclusive, non-transferrable right and license to use all such Intellectual Property in connection with development and operation of the Project, any expansions of capacity and extensions of the Project and any other facilities of Owner that are inter-connected with the Project.  Any rights of Construction Manager in and to any Intellectual Property arising under or developed pursuant to or in connection with any Construction Contract or Preexisting Construction Contract shall become the property of Owner when such Construction Contract or Preexisting Construction Contract is transferred and assigned pursuant to Section 2.4(b).  Except as expressly provided above, no rights in Construction Manager’s or its Designee’s respective intellectual property are provided hereunder.

3.8.                            Key Personnel and Meetings

(a)                                 Construction Manager or its Designee shall provide adequate personnel to perform the Project Services.  Such personnel shall be duly qualified and experienced to effect the performance to which they are assigned and shall be made available by Construction Manager or its Designee as and when required for such purpose.

(b)                                 Construction Manager or its Designee shall, within thirty (30) Days after the Effective Date, provide Owner with a listing of the key positions that shall be initially assigned to the personnel designated on Exhibit C attached hereto (the “Key Personnel” and each a “Key Person”).

(c)                                 Owner shall have the right, but not the obligation, to appoint one or more of Owner’s (or its Affiliate’s) employees, independent contractors or agents to work with Construction Manager or its Affiliate(s) (each an “Owner Representative”).  Each Owner

Representative shall have the right to attend each Project Management Meeting or any other meeting of Key Personnel reasonably associated with or related to the Project, including, for the avoidance of doubt, any Bid Meetings.

(d)                                 The Key Personnel shall attend, and any Owner Representative may attend, weekly project management meetings (each a “Project Management Meeting”).  Such Project Management Meetings may be held via conference call.

(e)                                  Construction Manager or its Designee shall at all times have an employee or agent on the Site during the performance of any work by Service Providers on the Project.  A Key Person shall visit the Site and visually inspect construction quality and progress at least once per week.

(f)                                   Construction Manager or its Designee may remove any Key Personnel; provided that Construction Manager or its Designee is capable of promptly providing a suitable replacement (where prevailing circumstances require such replacement).  Construction Manager or its Designee may, upon prior notice to Owner, restrict any Owner Representative from participation in the Project and Project Management Meetings for material violation of Construction Manager’s written policies concerning workplace safety or for any other reasonable grounds; provided that such Owner Representative may not be so restricted for his or her first violation thereof.

3.9.                            Changes and Change Orders

(a)                                 Owner may, subject to the limitations set forth below, make changes to the Initial Project Plan or any Additional Project Plan and order Construction Manager or its Designee to change, alter, increase or omit any part of the Initial Project Plan or any Additional Project Plan (each, a “Change”) on written notice to Construction Manager.  In no event shall Construction Manager or its Designee be obligated to make any Change that would be reasonably expected to result in (i) any material delay in the In-Service Date of the applicable Project, (ii) the Project Services being performed in an unsafe manner or a manner not consistent with those provisions of this Agreement related to the protection of the environment, or (iii) a violation of any Law or Permit. When additional Project Services are undertaken pursuant to a Change, Construction Manager or its Designee shall provide, or cause to be provided, additional necessary personnel, Service Providers, material and equipment and other required goods, services or materials in accordance with the Change.

(b)                                 Construction Manager or its Designee may make Changes to the Initial Project Plan or any Additional Project Plan, other than Adverse Changes, including such changes as are reasonably deemed necessary to alter, increase or omit any part of the Project or, alternatively, to include additional work not previously contemplated by the Initial Project Plan or Additional Project Plan.

(c)                                  As soon as reasonably practicable after notice by Owner, Construction Manager, or Construction Manager’s Designee of a Change, Construction Manager shall inform Owner of the proposed required adjustments to the Final Budget as a result of such

Change.  Owner and Construction Manager shall then attempt to agree on a written change order providing for such modifications (if any) to the Final Budget along with a description of the Change(s) (a “Change Order”) and, if applicable, shall attempt to agree with the applicable Service Providers on written change orders under their respective Project Contracts as to such Change.  Following completion of a Change Order, Construction Manager or its Designee shall implement the Change described therein.

(d)                                 As soon as reasonably practicable after notice by a Service Provider to Construction Manager or its Designee of a Change, Construction Manager shall notify Owner of such Change.  Construction Manager or its Designee and Service Provider shall negotiate in good faith regarding such Change and any required adjustments, if applicable, to the Final Budget (a “Service Provider Change Order”).  Construction Manager shall then present such Service Provider Change Order to Owner, who shall approve or disapprove such order within seven (7) Business Days.  Owner may participate in, and Construction Manager shall keep Owner apprised of the status of any negotiations with the Service Provider.

(e)                                  If the Parties fail to agree on any required adjustment to the Final Budget, Construction Manager or its Designee: (i) may commence to implement a Change proposed by Construction Manager or its Designee or (ii) shall, if so ordered by Owner, commence to implement a Change proposed by Owner.  If within thirty (30) Days after the date Construction Manager or its Designee commenced such Change, the Parties have not agreed upon any required adjustment to the Final Budget, then the Parties may arbitrate such dispute in accordance with Section 15.1.

(f)                                   Owner, Construction Manager, Construction Manager’s Designee and their Affiliate(s) will comply with all regulations and requirements of any Governmental Authority necessary to implement Changes any Initial Sunrise Facilities and any Additional Facilities.  Construction Manager, or its Designee, as appropriate, will undertake any activities necessary to obtain any Permits or other authorizations implement any Changes to the Initial Sunrise Facilities or any Additional Facilities.

ARTICLE IV
COVENANTS; NEGATIVE COVENANTS

4.1.                            Standard of Care; Limited Warranty

(a)                                 Construction Manager and its Designee shall perform the Project Services and shall carry out their other obligations hereunder in good faith, in accordance with the terms and conditions of this Agreement and in compliance with all applicable Laws, the Assignment Agreement, the Conveyance, the Lease Agreement and any other contract associated with the Project approved by Construction Manager in accordance with this Agreement. This Section 4.1 shall not limit the obligations, representations, warranties or guarantees, express or implied, of Construction Manager or its Designee as “Service Providers” under any Project Contract with respect to Manager DPC Activities.

(b)                                 Construction Manager agrees to administer and enforce each Project Contract with the same degree of skill and care as if the Project Services thereunder were performed solely for the benefit of the Construction Manager.

(c)                                  With respect to any Project Services performed by Construction Manager or its Designee: (i) Construction Manager or its Designee, at their own expense, shall procure and maintain all permits, licenses, work visas, residence permits and other governmental authorizations from the appropriate authorities which are required for the prosecution of such Project Services and which must be obtained in the name of Construction Manager or its Designee or otherwise are not acquired by Owner; (ii) Construction Manager warrants that all such Project Services shall be prosecuted in a good and workmanlike manner, using qualified and experienced workers and properly designated equipment and in compliance with the provisions of this Agreement and all applicable Laws; and (iii) Construction Manager warrants that all engineering services under Section 3.1(b) will be performed in accordance with generally accepted standards and practices prevailing in the engineering industry by individuals qualified in specific technical areas (collectively, the “Limited Project Services Warranty”).

4.2.                            Negative Covenants

Except as otherwise provided herein, Construction Manager and its Designee shall not do or, to the extent the same is within its control, permit to occur or to continue any of the following:

(a)                                 sell, lease, sublease, pledge, mortgage, assign, transfer or otherwise dispose of any of Owner’s now owned or hereafter acquired assets (including receivable and leasehold interests), accept as provided in the Lease Agreement; or

(b)                                 settle, compromise, file or prosecute any claims, suits or litigation relating to the Project or Project Services, accept as provided in the Lease Agreement.

ARTICLE V
BUDGET; BIDDING; PAYMENTS

5.1.                            Preliminary Budget

An estimate of all of the costs and expenses reasonably expected to be incurred in connection with the Project Services and the procurement of appropriate materials or otherwise under this Agreement, including those contracts entered into prior to this Agreement attached as Exhibit D hereto (the “Preexisting Construction Contracts”) is attached hereto as Exhibit E-1 (the “Preliminary Budget”).  To the extent that Additional Facilities are designed and constructed from time to time pursuant to this Agreement and the Lease Agreement, the Parties shall agree upon a Preliminary Budget applicable to the Additional Facilities.  For the purposes of Additional Facilities designed and constructed under this Agreement, “Preexisting Construction Contracts” shall include any contracts entered into prior to the date that the Lease Agreement became applicable to such Additional Facilities.  Any such Preliminary Budget and Preexisting

Construction Contracts associated with the design and construction of Additional Facilities shall be attached to and incorporated into this Agreement.

5.2.                            Bidding

Construction Manager or its Designee shall, with input from Owner, seek bids from the acceptable bidders for the DPC Activities and procurement of appropriate materials, prepare open bid documents, conduct Bid Meetings and select the successful Bids for the Project (collectively, the “Bidding Process”). Owner in a timely manner shall cooperate with Construction Manager or its Designee as reasonably required in connection with the Bidding Process including the provision of information for such purpose. Once the successful Bids have been selected, the Bidding Process shall culminate with Construction Manager or its Designee and the successful bidders executing contracts for the provision of the DPC Activities and procurement of appropriate materials for the Initial Sunrise Facilities and any Additional Facilities (the “Construction Contracts”).  Notwithstanding the provisions of this paragraph, Construction Manager and its Designee shall not be required to submit any Preexisting Construction Contracts to the bidding procedure set forth in this paragraph

5.3.                            Final Budget

(a)                                 Within thirty (30) Days after the awarding of the Construction Contracts for the Project, Construction Manager shall deliver to Owner a final budget reflecting the Construction Contracts and the value of all of the costs and expenses expected to be incurred in connection with the Project Contracts and Project Services (the “Final Budget”).

(b)                                 The Final Budget shall:

(i)                                     include all of the costs and expenses (together with the amount of goods and services tax, or substantially similar tax, applicable to such costs and expenses) of the Project, including, without duplication, all third party expenses to be incurred or paid by Owner in connection with the Project Contracts and Project Services, or other activities required by this Agreement (for clarity, such third party expenses shall not include, and Owner shall not be required to pay, any expenses incurred by Construction Manager or its Designee in connection with performance of the Project Services (including the Manager DPC Activities described in Section 3.1 performed under Project Contracts));

(ii)                                  identify the operation by specific reference to the applicable line items in the Final Budget;

(iii)                               describe the work in reasonable detail;

(iv)                              contain Construction Manager’s best estimate, on a Monthly basis, of the total funds required to carry out such work;

(v)                                 provide a timetable of expenditures, if known; and

(vi)                              be accompanied by such other reasonable supporting information as is necessary for an informed decision.

(c)                                  Owner shall approve the Final Budget no later than ten (10) Days after its delivery by Construction Manager to Owner.

5.4.                            Billing and Payments

(a)                                 All Project Contracts, and all other contracts associated with the Project, shall list the notice address of Construction Manager, its Designee, or such other address as Construction Manager shall specify, as the address for the delivery of associated bills and invoices (collectively the “Invoices” and each an “Invoice”).

(b)                                 Immediately following the Effective Date, Construction Manager or its Designee shall designate an account (the “Designated Account”) into which Owner shall deposit funds to pay Reimbursable Expenses in accordance with this Section 5.4.  On or before the tenth (10th) Business Day of each Month during the term of this Agreement, Construction Manager or its Designee shall provide to Owner a notice of all projected expenses for such Month (the “Expense Notice”).  Within five (5) Business Days of receipt by Owner of the Expense Notice, Owner shall deposit an amount of funds in the Designated Account so that the balance of the aggregate unspent amounts deposited by Owner into the Designated Account after such deposit shall equal 125% of the amount set forth in the Expense Notice.

(c)                                  The obligation of Construction Manager and its Designee to provide Project Services under this Agreement is subject to Owner paying for, or providing funds to Construction Manager or its Designee to pay for, all Reimbursable Expenses in accordance with this Section 5.4.  Owner shall pay, or provide funds to pay, (i) all Invoices and any other amounts due under the Project Contracts, (ii) all amounts due under Section 5.5 in respect of costs incurred by Construction Manager or its Designee in the event of an Emergency, (iii) all amounts due in respect of the Project Services and (iv) any other amounts due under this Agreement (collectively, the “Reimbursable Expenses”), in each case incurred in accordance with this Agreement.  Construction Manager and its Designee shall be authorized to use funds deposited by Owner in the Designated Account to pay all Reimbursable Expenses, including any such Reimbursable Expenses incurred by Construction Manager or its Designee; provided that the amount expended for Reimbursable Expenses (together with all amounts previously expended by Construction Manager or its Designee for Reimbursable Expenses) does not exceed the Final Budget.  If the unspent amount deposited by Owner into the Designated Account is insufficient to pay any Reimbursable Expense, Owner shall deposit an additional amount into the Designated Account sufficient to fund Reimbursable Expenses within two (2) Business Days of its receipt of a request therefor from Construction Manager or Construction Manager’s Designee.  If this Agreement is terminated prior to the Lease Termination Date, all Reimbursable Expenses incurred through the date of termination shall be paid by Owner.  Owner’s obligation to reimburse Construction Manager and/or Construction Manager’s Designee for Reimbursable Expenses incurred by Construction Manager or its Designee under this Agreement shall survive the termination of this Agreement.  In addition, if this Agreement is terminated pursuant to Section 7.2, Construction Manager shall notify all Service Providers within ten (10) Business Days of such termination that future Invoices are to be sent to the then-current notification address of Owner. Owner shall not be responsible for, and Construction Manager shall be responsible for, any penalties or expenses incurred as a result of Construction Manager’s failure to so notify the Service Providers; provided that Owner shall continue to be responsible for all obligations under any such Invoices other than such penalties or expenses.  Upon expiration or termination of this Agreement, Construction Manager or its Designee shall promptly return to Owner any unspent amounts deposited by Owner into the Designated Account.

(d)                                 On or before the tenth (10th) Business Day of each Month, Construction Manager or its Designee shall provide to Owner with respect to the previous Month (i) copies of all invoices and like documents related to any Reimbursable Expenses paid during such prior Month, (ii) supporting documentation demonstrating that payment of each Reimbursable Expense during the prior Month was duly approved and (iii) a list summarizing, in chronological order, the date on which each Reimbursable Expense was paid.

(e)                                  Within sixty (60) Days after the In-Service Date for the applicable Project, Construction Manager shall prepare and submit to Owner a final accounting for the Project (the “Final Accounting”), showing the total Project costs, including the actual amounts of Reimbursable Expenses paid out of funds deposited by Owner into the Designated Account under Section 5.4(c).  If, as reflected on the Final Accounting, the sum of the amount deposited by Owner in the Designated Account is less than the total Project costs, including the actual amounts of all Reimbursable Expenses, then Owner shall pay to Construction Manager or its Designee the difference within thirty (30) Days.  If, as reflected on the Final Accounting, the sum of the amount deposited by Owner into the Designated Account is more than the total Project costs, including the actual amounts of all Reimbursable Expenses, then Construction Manager or its Designee shall pay Owner the difference within thirty (30) Days.

(f)                                   For a period of three hundred sixty-five (365) Days following receipt of the Final Accounting, Owner shall have the right at its expense and at reasonable times during business hours upon five (5) Days prior written notice to Construction Manager to audit the books and records of Construction Manager or its Designee to the extent necessary to verify the accuracy of the Final Accounting.  Owner shall have forty-five (45) Days after conducting such audit to submit a written claim for adjustments, with supporting detail, to Construction Manager.  Construction Manager shall respond to any such written claim in writing within forty-five (45) Days after its receipt.  In the event that Owner does not make a written claim for adjustments within the period permitted above, the Final Accounting shall be deemed true and correct and final for all purposes absent manifest error. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations.

5.5.                            Reimbursement for Emergencies

Notwithstanding anything to the contrary in this Agreement, if Construction Manager or its Designee take any action pursuant to an Emergency, Construction Manager or its Designee shall be entitled to reimbursement for all costs reasonably incurred in taking such action (unless such Emergency is the direct result of gross negligence, willful misconduct, or a violation of any Law on the part of Construction Manager or its Designee); provided that Construction Manager shall immediately notify Owner of any such Emergency and promptly provide Owner with sufficient explanation and justification for any action taken in response thereto and the expenses incurred, or expected to be incurred, in connection therewith. Owner shall reimburse Construction Manager or its Designee, as applicable, for expenses reasonably incurred under this Section 5.5 upon receipt of invoices, if applicable, sent by Construction Manager or its Designee in the ordinary course after the expenses have been incurred and Owner notified thereof.

ARTICLE VI
WARRANTY LIMITATIONS; CLAIMS

6.1.                            Limitations

Except as may be provided in any Project Contract entered into for the performance of Manager DPC Activities, neither Construction Manager nor its Designee make any representations, warranties or guarantees, express or implied, regarding the Initial Sunrise Facilities, any Additional Facilities, or the Project Services, including any express or implied warranty of merchantability, suitability, or fitness for a particular purpose, all of which are specifically disclaimed.  In regards to any equipment, materials, supplies or services purchased for the Initial Sunrise Facilities, any Additional Facilities, or as part of the Project Services, the only warranties, if any, applicable thereto and available to Owner shall be those required of Service Providers (including, if applicable, Construction Manager or its Designee) under the Project Contracts. Except as may be provided in any Project Contract entered into for the performance of Manager DPC Activities, Construction Manager’s only obligation arising out of or in connection with any such warranty or breach thereof, until all rights and claims thereunder have been assigned and transferred to Owner, shall be to use commercially reasonable efforts to enforce such warranty. Owner shall have no other remedies against Construction Manager or its Designee with respect to equipment, materials, supplies or services performed or supplied under Project Contracts other than as provided in Section 7.4.

6.2.                            Claims

Any and all claims against Owner instituted by anyone other than Construction Manager or its Designee arising out of the performance of the Project Services shall be settled or litigated and defended by Owner. Construction Manager shall provide written notice to Owner as soon as reasonably practicable of any claims instituted against Owner (regardless of the amount or nature of the claim). Owner shall commence and handle any litigation or arbitration against another party relating to the Initial Sunrise Facilities or any Additional Facilities; provided that Construction Manager and its Designee shall be required to (i) assign to Owner, or if such assignment is not permitted assert on Owner’s behalf, all rights, remedies and defenses associated with any such claim under any Project Contracts in Construction Manager’s name or in the name of Construction Manager’s Designee and (ii) assist Owner in, but (subject to clause (i) above) shall not be a party to, such defense as requested by Owner and shall promptly provide to Owner any documents, personnel, records or other items as Owner may request for such defense. For clarity, this provision shall not relieve Construction Manager or its Designee from any liability attributable to the gross negligence, willful misconduct or violation of any Law by any Construction Manager Indemnified Party.

(a)                                 Construction Manager agrees not to waive and to cause its Designee not to waive any rights or resolve, settle, defend, or pursue any disputes with any Service Provider under any Project Contract (each such dispute a “Service Provider Dispute”).  In the event of a Service Provider Dispute, Construction Manager shall, within three (3) Days of receiving notice of such dispute, deliver written notice to Owner of the existence of such dispute and the matter so disputed (a “Service Provider Dispute Notice”).  Within five (5) Business Days of its receipt of such Service Provider Dispute Notice, Owner will notify Construction Manager of its election to pursue or resolve such dispute in its own name.  If Owner so elects, Construction Manager or its Designee shall (i) promptly assign and transfer such Service Provider Dispute, and all of its rights, remedies and defenses associated therewith and arising under the applicable Project Contract, to Owner and (ii) assist Owner in, but (so long as it has made the assignment described in clause (i)) shall not be a party to such pursuit or resolution as requested by Owner and shall promptly provide to Owner any documents, personnel, records or other items as Owner may request for such dispute.  If Owner does not so elect, Construction Manager shall resolve such Service Provider Dispute subject to its obligations under this Agreement.

ARTICLE VII
TERM; TERMINATION; DEFAULT; REMEDIES

7.1.                            Term

Unless earlier terminated pursuant to this Article VII, this Agreement shall commence on the Effective Date and shall continue in effect until such time after the Lease Termination Date, as that term is defined in the Lease Agreement, that construction and commissioning activities of the Initial Sunrise Facilities and all Additional Facilities initiated prior to the Lease Termination Date are complete and all amounts due under any Project Contracts and this Agreement have been paid in full, and all assignments and transfers of Project Contracts and other rights required to be made by Construction Manager and its Designee to Owner under this Agreement have been completed.

7.2.                            Termination

(a)                                 Construction Manager may terminate this Agreement by notice to Owner if (unless caused by an event of Force Majeure) Owner materially defaults in the performance of its obligations under this Agreement and such material default continues for a period of fifteen (15) Days after notice thereof to Owner.

(b)                                 Either Party may terminate this Agreement by notice to the other Party if:

(i)                                     an order is made by a court or an effective resolution is passed for the dissolution, liquidation, winding up or reorganization of the other Party;

(ii)                                  the other Party dissolves, liquidates or terminates its existence;

(iii)                               the other Party becomes insolvent, bankrupt or makes an assignment for the benefit of creditors;

(iv)                              a receiver is appointed for a substantial part of the other Party’s assets; or

(v)                                 Owner gives notice that it is abandoning the development of the Initial Sunrise Facilities.

7.3.                            General Obligations

Upon the termination or expiration of this Agreement, (i) Owner shall pay any Reimbursable Expenses that have accrued or that have become due and payable prior to such termination, and (ii) Construction Manager shall at Owner’s request (and for which Owner shall continue to pay Reimbursable Expenses, if necessary, as set forth in Section 5.4), (a) assist Owner in preparing an inventory of all equipment, spare parts and supplies in use or in storage at the Initial Sunrise Facilities and any Additional Facilities and provide to Owner any documentation referred to in Section 3.6 and requested by Owner and (B) provide all reasonable assistance required by Owner to assist in the transition of the provision of the Project Services to Owner or a replacement provider selected by Owner, including transferring to Owner or its designee the documentation described in Section 3.8(b).

7.4.                            Remedies for Breach of Agreement

The sole remedy of Owner for breach of this Agreement by Construction Manager (without limiting any claims that may be made by Owner against any insurance policies required to be maintained by Construction Manager pursuant to Article VIII) shall be the recovery of any actual direct damages suffered by Owner that are caused by such breach; provided that, notwithstanding the foregoing, Owner may, subject to Section 15.9, recover its actual damages without such limitation and seek any other remedy available at law or equity: (a) in the event such breach is caused by the gross negligence, willful misconduct, or violation of Law on the part of Construction Manager or its Designee; or (b) the breach of Sections 2.4, 4.1(b), 4.2, 5.4(c), 6.2, or 7.5 by Construction Manager or its Designee.

7.5.                            Limited Project Services Warranty Claim

The following provisions constitute Owner’s sole and exclusive remedy for any breach of Construction Manager’s Limited Project Services Warranty.  Owner shall promptly notify Construction Manager in writing if it discovers that Construction Manager or its Designee has breached the Limited Project Services Warranty (such breach, a “Warranty Defect”) during the 12-month period following the Completion Date. Construction Manager or its Designee shall thereupon, and at their own cost and expense, promptly re-perform any necessary Project Services and provide (at no expense to Owner) such design, engineering, equipment, material, labor, shipping, and services necessary to correct the Warranty Defect (including repair to any portion of the Initial Sunrise Facilities or any Additional Facilities damaged in connection with the correction of such Warranty Defect), in each case until such Warranty Defect is corrected, even if such correction is not completed by the end of the 12-month period following the In-Service Date of the applicable Project.  If Construction Manager or its Designee is required to uncover any portion of the Initial Sunrise Facilities or any Additional Facilities to perform any warranty work, and it is determined that such portion of the Initial Sunrise Facilities or any Additional Facilities does not contain a Warranty Defect, Owner shall pay Construction Manager or its Designee for the cost of such uncovering and re-covering.

ARTICLE VIII
INSURANCE

8.1.                            Owner Policies

For all insurance policies purchased by Owner or provided by others for the benefit of Owner that pertain to the Project Services covered under this Agreement, such insurance shall provide a waiver of subrogation in favor of Construction Manager and any of the other Construction Manager Indemnified Parties and any other Person to the extent indemnified by Owner.  These policies shall also be endorsed to add Construction Manager, its Designee, and their Affiliates as an additional insured to the extent indemnified by Owner.  Nothing in this Agreement shall prevent Owner from self-insuring or self-assuming any such insurance.  Owner shall be required to purchase and maintain insurance, or otherwise self insure, as further described on Exhibit F attached hereto.  The Parties do not intend the insurance limits set forth on Exhibit F to limit Owner’s indemnity obligations hereunder in any respect.  Any insurance policies purchased pursuant to this Section 8.1 will be primary insurance underlying any other applicable insurance.

8.2.                            Construction Manager Policies

For all insurance policies purchased by Construction Manager or its Designee or provided by others for the benefit of Construction Manager or its Designee, which pertain to the Project Services covered under this Agreement, such insurance shall provide a waiver of subrogation in favor of Owner and any other Person to the extent indemnified by Construction Manager.  These policies shall also be endorsed to add Owner and its Affiliates as an additional insured to the extent indemnified by Construction Manager or its Designee.  Nothing in this Agreement shall prevent Construction Manager or its Designee from self-insuring or self-assuming any such insurance. Construction Manager shall be required to purchase and maintain insurance, or otherwise self insure, as further described on Exhibit G attached hereto.  Construction Manager also shall require any contractor or sub-contractor performing work on the Project to maintain insurance as described on Exhibit G attached hereto.  The Parties do not intend the insurance limits set forth on Exhibit G to limit Construction Manager’s or its Designee’s indemnity obligations hereunder in any respect.  Any insurance policies purchased pursuant to this Section 8.2 will be primary insurance underlying any other applicable insurance.

ARTICLE IX
ACCESS TO FACILITIES

9.1.                            Access to Facilities

Construction Manager, Construction Manager’s Designee, or any of their agents and employees shall at all times during their performance of the Project Services hereunder have full and free access to the Initial Sunrise Facilities and any Additional Facilities as necessary to perform their obligations and exercise their rights under this Agreement.  Owner and its invitees shall have the right, as provided in Sections 3.4 and 3.6, to at any reasonable time inspect the Initial Sunrise Facilities and any Additional Facilities and audit the books and records of Construction Manager or its Designee that relate to the Project.

ARTICLE X
PAST DUE AMOUNTS

10.1.                     Past Due Amounts

Any amounts owing to Construction Manager, Construction Manger’s Designee, Owner, or any Affiliates of the foregoing under this Agreement and not paid within twenty (20) Days after the due date shall accrue interest at a rate equal to the lesser of (a) the prime rate for each Day as reported by JPMorgan Chase Bank, N.A. plus 2% per annum or (b) the maximum rate allowed by Law. The payment of any interest hereunder shall not release either Party from its obligations otherwise to perform fully this Agreement. If amounts owing are disputed, all undisputed amounts shall nevertheless be paid when due.

ARTICLE XI
CONSTRUCTION MANAGER’S REPRESENTATIONS

Construction Manager hereby represents and warrants to Owner as follows:

11.1.                     Organization

Construction Manager is duly organized, validly existing and in good standing under the Laws of Pennsylvania. Construction Manager has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement and perform its obligations hereunder.

11.2.                     Authorization and Enforceability

The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Construction Manager. This Agreement has been duly executed and delivered by Construction Manager and constitutes the legal, valid and binding obligations of Construction Manager, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, organization, insolvency, fraudulent transfer or other similar Law generally affecting the enforcement of creditors’ rights.

11.3.                     No Violation of Law or Agreements

The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Construction Manager will not (a) contravene any provision of Construction Manager’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Construction Manager is a party or by which it or any of its assets are bound or affected, or any judgment or order of any court or governmental department, commission, board, agency, instrumentality, domestic or foreign, or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon its assets or give to others any interests or rights therein; except to the extent that such contravention, conflict, breach, default, lien, charge or encumbrance, individually or in the aggregate, could not reasonably be expected (x) to have a material adverse effect on the business or financial condition of Construction Manager or the ability of Construction Manager to perform its obligations hereunder or (y) to adversely affect the legality, validity or enforceability of this Agreement.

11.4.                     Consents

Accept as provided in this Agreement, no license, permit, consent, approval or authorization of, or registration or filing with any Person, including any Governmental Authority, is required in connection with the execution and delivery of this Agreement or the performance of Construction Manager’s obligations hereunder.

11.5.                     No Pending Litigation or Proceedings

There are no claims, demands, actions, suits, investigations or proceedings pending or, to the best knowledge of Construction Manager, threatened against or affecting Construction Manager or any of its assets, at Law or in equity, by or before any Governmental Authority, which, individually or in the aggregate, could reasonably be expected (a) to have a material adverse effect on the business or financial condition of Construction Manager or the ability of Construction Manager to perform its obligations hereunder or (b) to adversely affect the legality, validity or enforceability of this Agreement, and there is no known basis for any such claim, demand, action, suit, investigation or proceeding.  There are presently no outstanding judgments, decrees or orders of any Governmental Authority against or affecting Construction Manager or any of its businesses or assets, except for such judgments, decrees and orders which, individually or in the aggregate, could not reasonably be expected (a) to have a material adverse effect on the business or financial condition of Construction Manager or the ability of Construction Manager to perform its obligations hereunder or (b) to adversely affect the legality, validity or enforceability of this Agreement.

ARTICLE XII
OWNER’S REPRESENTATIONS

Owner hereby represents and warrants to Construction Manager as follows:

12.1.              Organization

Owner is duly organized, validly existing and in good standing under the Laws of Delaware. Owner has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder.

12.2.                     Authorization and Enforceability

The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner. This Agreement has been duly executed and delivered by Owner and constitutes the legal, valid and binding obligations of Owner, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, fraudulent transfer or other similar Law generally affecting the enforcement of creditors’ rights.

12.3.                     No Violation of Laws or Agreements

The execution and delivery of this Agreement do not and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Owner will not (a) contravene any provision of Owner’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Owner is a party or by which it or any of its assets are bound or affected, or any judgment or order of any court or governmental department, commission, board, agency instrumentality, domestic or foreign or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon its assets or give to others any interests or rights therein; except to the extent that such contravention, conflict, breach, default, lien, charge or encumbrance, individually or in the aggregate, could not reasonably be expected (x) to have a material adverse effect on the business or financial condition of Owner or the ability of Owner to perform its obligations hereunder or (y) to adversely affect the legality, validity or enforceability of this Agreement.

12.4.                     No Pending Litigation or Proceedings

There are no claims, demands, actions, suits, investigations or proceedings pending or, to the best knowledge of Owner, threatened against or affecting Owner or any of its assets, including any interest that it may have in the Initial Sunrise Facilities, any Additional Facilities, or any permit required by Law for the construction or operation of the Initial Sunrise Facilities any Additional Facilities, at Law or in equity, by or before any Governmental Authority, which, individually or in the aggregate, could reasonably be expected (a) to have a material adverse effect on the business or financial condition of Owner or the ability of Owner to perform its obligations hereunder or (b) to adversely affect the legality, validity or enforceability of this Agreement, and there is no known basis for any such claim, demand, action, suit, investigation or proceeding.  There are presently no outstanding claims, demands, judgments, decrees or orders of any Governmental Authority against or affecting Owner or any of its businesses or assets, except for such judgments, decrees and orders which, individually or in the aggregate, could not reasonably be expected (a) to have a material adverse effect on the business or financial condition of Owner or the ability of Owner to perform its obligations hereunder or (b) to adversely affect the legality, validity or enforceability of this Agreement.

12.5.                     Consents

Accept as provided in this Agreement, no license, permit, consent, approval or authorization of, or registration or filing with any Person, including any Governmental Authority (other than the Permits), is required in connection with the execution and delivery of this Agreement or the performance of Owner’s obligations hereunder.

ARTICLE XIII
INDEMNIFICATION

13.1.                     Indemnification

(a)                                 Owner shall indemnify and save harmless Construction Manager, Construction Manager’s Designee, and their partners, employees, Affiliates, directors, officers, agents, representatives and controlling Persons (collectively, the “Construction Manager Indemnified Parties” and each a “Construction Manager Indemnified Party”) from and against any and all fines, demands, liabilities, losses, damages, costs and expenses of whatsoever kind or character and all costs of investigation and defense including reasonable attorneys’ fees, disbursements and court costs (collectively referred to herein as “Losses”) incurred by or imposed upon them as a result of or in connection with any and all claims, suits, actions or legal proceedings (a) for personal injury (including death) or damage to physical property of the Service Providers (other than Construction Manager and its Designee) or other third Persons or the Initial Sunrise Facilities or any Additional Facilities, including the loss of use thereof, (b) by any Service Provider (other than Construction Manager and its Designee) or other third Persons, that arise out of, result from or are related to this Agreement or performance by the Construction Manager Indemnified Parties of the Project Services required to be performed by Construction Manager under this Agreement, EVEN IF SUCH LOSSES ARE CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY CONSTRUCTION MANAGER INDEMNIFIED PARTY, but this indemnity shall not apply to the extent that the Losses are the result of the gross negligence, willful misconduct, or violation of Law (which shall not be conditioned by any negligence, gross negligence or other standard) by any Construction Manager Indemnified Party.

(b)                                 Construction Manager shall indemnify and save harmless Owner and its partners, employees, Affiliates, directors, officers, agents, representatives and controlling Persons (collectively, the “Owner Indemnified Parties” and each an “Owner Indemnified Party”) from and against any and all fines, demands, liabilities, losses, damages, costs and expenses of whatsoever kind or character and all costs of investigation and defense including reasonable attorneys’ fees, disbursements and court costs (collectively referred to herein as “Losses”) incurred by or imposed upon them as a result of or in connection with any and all claims, suits, actions or legal proceedings arising from breach of Construction Manager’s obligations under Section 2.4, 4.1(b), 4.2, 5.4(c) or 6.2 EVEN IF SUCH LOSSES ARE CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY OWNER INDEMNIFIED PARTY, but this indemnity shall not apply to the extent that the Losses are the result of the gross negligence, willful misconduct, or violation of Law (which shall not be conditioned by any negligence, gross negligence or other standard) by any Owner Indemnified Party.

13.2.                     Procedures Relating to Indemnification

In order for any Party (the “Indemnified Party”) to be entitled to any indemnification from the other Party (the “Indemnifying Party”) pursuant to Section 13.1 such Indemnified Party must notify the Indemnifying Party in writing of the third Person’s claim for which indemnification is sought (such claim, a “Third Party Claim”), within fifteen (15) Days after receipt by such Indemnified Party of such written notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party will be entitled to participate in the defense of a Third Party Claim made against an Indemnified Party and, if it so chooses and admits liability under the indemnity, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that with respect to any such assumption, such counsel is not reasonably objected to by the Indemnified Party and the Indemnifying Party notifies the Indemnified Party of its intention to assume such defense within sixty (60) Days after receipt of notice of a Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim and for so long as the Indemnifying Party diligently pursues the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party (x) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (y) will not admit liability with respect to, or settle, compromise or discharge, any Third Party Claim, without the Indemnifying Party’s prior written consent and (z) will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend, that by its terms obligates the Indemnifying Party to pay the full settlement amount of the liability in connection with such Third Party Claim, that releases the Indemnified Party completely in connection with such Third Party Claim, and that does not obligate the Indemnified Party to take or forbear to take any action, unless such action does not materially affect the Indemnified Party. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, as provided above, the Indemnifying Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not so assume the defense of any such Third Party Claim, the Indemnified Party may defend and settle the same in such manner as it may deem appropriate.

ARTICLE XIV
FORCE MAJEURE

14.1.                     Force Majeure

Neither Party shall not be deemed in breach of any of its obligations under this Agreement because of any delay, inability or failure, whether in whole or in part, in performance of such obligations (other than failure to pay money when due) to the extent such delay, inability or failure is due to circumstances beyond the reasonable control of the Party experiencing such delay and that such Party is unable to prevent or overcome by the exercise of reasonable diligence, including the following causes: (a) floods, earthquakes, landslides, storms, snowstorms and ice storms (including freezing of facilities and/or equipment), tornadoes, coal mining, hurricanes, dust storms, lightning, fire, explosions, perils of sea, epidemics, pestilences and other acts of God; (b) strikes, lockouts or other labor disputes; (c) failure or breakdown of facilities and/or equipment; provided that such failure or breakdown is not caused by the failure of such Party claiming Force Majeure to operate and maintain those facilities and/or equipment in accordance with this Agreement; (d) wars (regardless of whether declared), embargoes, blockades and other acts of the public enemy; (e) revolutions, civil wars, civil disturbances, civil disobedience, insurrections, riots, assassinations and ethnic and religious strife; (f) sabotage and terrorism; and (g) acts of Governmental Authorities or material changes in applicable Law (such causes hereinafter called “Force Majeure”). Notwithstanding anything contained in this definition, a Party’s lack of finances shall not constitute Force Majeure.

14.2.                     Construction Manager Obligations

As soon as practical and with all due speed after the occurrence of an event of Force Majeure affecting the Project or the ability of Construction Manager to perform its obligations under this Agreement, Construction Manager shall submit to Owner a report describing in as much detail as then practical: (a) the nature and causation of the event of Force Majeure; (b) the effects of the event of Force Majeure on the Project and on the ability of Construction Manager to perform its obligations under this Agreement; (c) the actions needed to be taken to mitigate and overcome the effects of the Force Majeure and to effect the continuation of any Project Service and estimates of attendant time and costs required for such purpose; (d) the extent to which Construction Manager could continue to perform its obligations under this Agreement and any additional costs that would be incurred in so doing, and (e) any other impacts of the event of Force Majeure and any other measures required to mitigate and overcome such impacts or otherwise address the effects of the event of Force Majeure. Promptly following Owner’s receipt of said report, Owner and Construction Manager shall negotiate in good faith and attempt to reach agreement on all such matters. Pending agreement on all such matters, Construction Manager shall continue to perform the Project Services to the extent possible having regard to the effects of the event of Force Majeure, but Construction Manager shall not be obligated to incur any expenses not provided for in this Agreement unless mutually agreed to by Construction Manager and Owner.

ARTICLE XV
MISCELLANEOUS

15.1.                     Disputes Relating to Changes

Any dispute relating to any Change to be resolved pursuant to this Section 15.1 will be submitted to binding arbitration before a single arbitrator that has specific expertise in the natural gas pipeline business, selected by the American Arbitration Association (the “AAA”), with such arbitration proceeding to be conducted in Allegheny County, Pennsylvania, in accordance with the Commercial Arbitration Rules of the AAA.  The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators’ judgment will be final and binding upon the Parties subject solely to challenge on the grounds of fraud or gross misconduct.

Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction.  Notwithstanding the foregoing, a Party may seek a preliminary injunction or other provisional judicial relief if in such Party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

15.2.                     Addresses of Parties

All notices, requests, demands, statements and payments provided for in this Agreement must be given in writing.  The addresses of the Parties for notice purposes are as follows:

Owner:	Construction Manager:
Sunrise Pipeline, LLC	Equitrans, L.P.
625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222 Attn: Martin Fritz	625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222 Attn: Andrew Murphy

15.3.                     Assignment and Transfer

This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and assigns.  However, except for an assignment or delegation to a Designee pursuant to Section 2.1 of this Agreement, neither Owner nor Construction Manager may assign or transfer this Agreement, or any benefit or obligation arising under it, without first obtaining the other Party’s prior written consent; provided that Construction Manager may assign its interests, rights and obligations under this Agreement without the consent of Owner to a wholly-owned Affiliate of EQT Corp.  Any purported transfer or assignment without required consent will be void.  No assignment will release either Party from any of its liabilities arising hereunder before such assignment.

15.4.                     Survival

The provisions of Sections 3.7, 5.4(c), 7.3, 7.4, 13.1, 13.2, 15.1, 15.8, and 15.9 shall continue to survive following any termination of this Agreement.

15.5.                     Entirety

This Agreement, together with the Lease Agreement and the Assignment Agreement, is the entire agreement between the Parties covering the specific subject matter hereof, and there are no agreements, modifications, conditions or understandings, written or oral, express or implied, pertaining to the specific subject matter hereof that are not contained herein.

15.6.                     Modifications

This Agreement may only be modified in writing, signed by duly authorized representatives of both Parties.

15.7.                     Headings and Subheadings

The captions, headings or subheadings preceding the various parts of this Agreement are inserted and included solely for convenience and will never be considered or given any effect in construing this Agreement or any part of this Agreement, or in connection with the intent, duties, obligations or liabilities of the Parties hereto. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to agreements refer to such agreements as amended from time to time; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States; and (f) the term “includes”, or “including” means “including without limitation.”

15.8.                     Choice of Law and Venue

THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA.  THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN ALLEGHENY COUNTY, PENNSYLVANIA AND AGREE THAT ANY ACTION, SUIT OR PROCEEDING CONCERNING, RELATED TO OR ARISING OUT OF THIS AGREEMENT AND THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN ALLEGHENY COUNTY, PENNSYLVANIA AND THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM, OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN ALLEGHENY COUNTY, PENNSYLVANIA.

15.9.                     Limitation on Damages

THE PARTIES HEREBY WAIVE THE RIGHT TO RECOVER ALL SPECIAL, INDIRECT, INCIDENTAL, CONTINGENT, PUNITIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT, INCLUDING DAMAGES RELATED TO THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER. The foregoing does not in any way limit Owner’s liability to a Construction Manager Indemnified Party, or Construction Manager’s liability to an Owner Indemnified Party, for indemnification against special, indirect, contingent, punitive, exemplary and consequential damages arising out of a Third Party Claim.

15.10.              Counterparts

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original and all of which constitute one and the same agreement.

15.11.              Joint Preparation

No provision of this Agreement is to be construed against or interpreted to the disadvantage of any Party by any Governmental Authority by reason of such Party having or being deemed to have prepared, structured or dictated such provision.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SUNRISE PIPELINE, LLC

By:
Name:
Title:

EQUITRANS, L.P.

By:
Name:
Title: